UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

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ITC Holdings Corp.

(Name of Registrant as Specified In Its Charter)

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27175 ENERGY WAY

NOVI, MICHIGAN 48377

April 12, 2012

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on Wednesday, May 23, 2012, at 9:00 a.m. local time at our corporate headquarters located at 27175 Energy Way, Novi, Michigan. After the formal business session, there will be a report to the shareholders on the state of the Company and a question and answer session.

The attached notice and proxy statement describe the items of business to be transacted at the meeting. Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote your shares in person, or by phone, Internet or mail. Follow the instructions on the enclosed proxy card. If you receive more than one proxy card, please vote each card. Remember, you can always vote in person at the Annual Meeting even if you do so now, provided you are a shareholder of record or have a legal proxy from a shareholder of record.

Sincerely,

ITC HOLDINGS CORP.

Joseph L. Welch

Chairman, President and Chief Executive Officer

Novi, Michigan

April 12, 2012

27175 ENERGY WAY

NOVI, MICHIGAN 48377

(248) 946-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 23, 2012

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ITC Holdings Corp. will be held at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377, on May 23, 2012, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

(1) To elect a Board of Directors to serve until the next annual meeting of shareholders;

(2) To act upon a non-binding proposal to approve the compensation of the Company’s named executive officers;

(3) To act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ended December 31, 2012; and

(4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 2, 2012 are entitled to vote at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

By Order of the Board of Directors,

/s/ Wendy A. McIntyre
Wendy A. McIntyre Secretary

Novi, Michigan

April 12, 2012

Table of Contents

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2012
IMPORTANT NOTICE REGARDING DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

i

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

(248) 946-3000

April 12, 2012

PROXY STATEMENT

The Board of Directors is furnishing this proxy statement in connection with its solicitation of proxies for use at our 2012 Annual Meeting of Shareholders, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying notice. References in this proxy statement to the Company, we, our and us are to ITC Holdings Corp., a Michigan corporation. We intend to begin mailing this proxy statement, the attached Notice of Annual Meeting, the accompanying proxy card and the 2011 annual report to shareholders on or about April 12, 2012. The following are questions and answers that convey important information regarding the Annual Meeting and how to vote your shares.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Q:	Who may vote?

A:	Shareholders of our common stock as of the close of business on the record date of April 2, 2012 are entitled to vote at the Annual Meeting. Our common stock is our only class of outstanding voting securities.

2. Q:	What am I voting on?

A:	You are being asked to vote on the election of directors to serve until the 2013 annual meeting of shareholders. You are also being asked to vote on certain other matters listed in the notice of annual meeting.

3. Q:	When and where will the Annual Meeting be held?

A:	The meeting will be held at 9:00 a.m. Eastern Daylight Time on Wednesday, May 23, 2012 at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377.

4. Q:	What is the difference between a shareholder of record and a beneficial owner?

A.	You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Computershare Trust Company, N.A.). The proxy statement, proxy card and annual report are being mailed directly to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote your proxy card to ensure that your vote is counted.

You are considered a beneficial owner if your shares are held in a stock brokerage account or by a bank or other nominee. This is also commonly referred to as holding shares in “street name.” The proxy statement, annual report and a vote instruction card have been forwarded to you by your broker, bank or nominee who is considered, with respect to your shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the vote instruction card included in the mailing. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent or nominee.

5. Q:	How do I cast my vote?

A:	There are four different ways you may cast your vote this year if you are a shareholder of record. You may vote by:

(1)	Telephone, using the toll-free number 1-800-652-VOTE (8683), which is also listed on each proxy card. Please follow the instructions on your proxy card. If you vote using the telephone, do not mail in your proxy card.

(2)	Internet, go to the voting site at www.investorvote.com and follow the instructions outlined on the secured website using certain information provided on the front of the proxy card. If you vote using the Internet, do not mail in your proxy card.

(3)	Signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

(4)	Attending the Annual Meeting and voting in person if you are a shareholder of record or if you are a beneficial owner and have a legal proxy from the shareholder of record.

If you hold your shares in “street name” you will need to obtain a vote instruction form from the institution that holds your shares and follow the voting instructions given by that institution.

6. Q:	How do I vote if I attend the Annual Meeting?

A:	If you are a shareholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name. If you choose to do that, please bring a copy of the enclosed proxy card or other proof of identification as a shareholder. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

7. Q:	How do I revoke or change my vote?

A:	You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

(1)	notifying our Corporate Secretary in writing;

(2)	voting again by telephone or Internet (prior to May 22, 2012 at 11:59 p.m. Eastern Daylight Time), since only your latest vote will be counted;

(3)	signing and returning, prior to the Annual Meeting, another proxy card that is dated after the date of your first proxy card; or

(4)	voting in person at the Annual Meeting (if you are a shareholder of record or have a legal proxy from a shareholder of record).

Attendance at the Annual Meeting will not, by itself, revoke your proxy or change your vote. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

8. Q:	How many shares can vote at the Annual Meeting?

A:	As of the record date, 51,364,455 shares of our common stock were outstanding. Every shareholder of common stock is entitled to one vote for each share held.

9. Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding and entitled to vote as of the record date. There must be a quorum present for the meeting to be held. All shares represented at the Annual Meeting in person or by proxy (including those voted by telephone or Internet) will be counted toward the quorum.

10. Q:	Who will count the vote?

A:	A representative from Computershare Trust Company, N.A., our transfer agent, will count the votes and act as inspector of election.

11. Q:	Who can attend the Annual Meeting?

A:	All shareholders who owned shares on April 2, 2012 may attend. Please indicate that you plan to attend by checking the box on your proxy card or vote instruction card, or pressing the appropriate key if voting by telephone or Internet.

12. Q:	How will the voting on any other business be conducted?

A:	If any other business is properly presented at the Annual Meeting, Cameron M. Bready and Daniel J. Oginsky, officers of the Company and the named proxies, generally will have authority to vote your shares voted on our proxy card on such matters in their discretion.

13. Q:	How is my proxy tabulated if I sign and date my proxy card but do not indicate how I want to vote?

A:	If you do not indicate on the proxy card how you want your votes cast, the named proxies (Mr. Bready or Mr. Oginsky, as your representatives) will vote your shares FOR all of the nominees for director listed in the proxy card, FOR the approval of the compensation of the Company’s named executive officers, FOR the ratification of Deloitte & Touche LLP to act as our independent registered public accountants, and FOR any other matters presented by the Board for action at the Annual Meeting.

14. Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or Internet?

A:	If your shares are held in street name, your brokerage firm may vote your shares on “routine matters” (such as ratification of appointment of registered independent public accountants) but must otherwise leave your shares unvoted unless you provide voting instructions. We encourage you to provide instructions to your brokerage firm by completing the vote instruction form that they send to you. This enables your shares to be voted at the meeting as you direct. Your brokerage firm must receive instructions from you in order to vote your shares on the election of directors and the non-binding proposal to approve our executive compensation.

If you are a shareholder of record and do not vote your proxy by telephone, Internet, mail or vote your shares in person at the Annual Meeting, your shares will not be voted.

15. Q:	Who pays the cost of the solicitation of proxies?

A:	The cost of soliciting proxies by our Board, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders, will be borne by the Company. Proxies will be solicited primarily by mail and may also be solicited by directors, officers and other employees of the Company without additional compensation. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2012

The proxy statement and annual report to shareholders are available at the following website: http://investor.itc-holdings.com/annuals.cfm. The means to vote by Internet are available by accessing www.investorvote.com and following the instructions provided on the secure website using certain information provided on the front of the proxy card. Directions to attend the meeting in person may be obtained by contacting us at (248)  946-3000.

IMPORTANT NOTICE REGARDING DELIVERY OF

ANNUAL REPORT AND PROXY STATEMENT

To reduce the expenses of delivering duplicate materials to our shareholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials and our Annual Report for the fiscal year ended December 31, 2011 to shareholders who share the same address, unless otherwise requested. Each shareholder retains a separate right to vote on all matters presented at the meeting.

If you share an address with another shareholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at ITC Holdings Corp., Attn: Corporate Secretary, 27175 Energy Way, Novi, Michigan 48377, or calling us at (248) 946-3000.

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2012, except as otherwise indicated, by:

•	each current director;

•	each director nominee;

•	each of the persons named in the Summary Compensation Table under Compensation of Executive Officers and Directors;

•	all current directors and executive officers as a group; and

•	each person who is known by us to own beneficially 5% or more of our 51,350,328 outstanding shares of common stock, each of whom we refer to as a 5% Owner.

The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 1, 2012 or within 60 days thereafter through the exercise of any stock option or other right.

Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table:

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Joseph L. Welch	1,198,830	2.33%
Cameron M. Bready	48,772	*
Linda H. Blair	195,883	*
Jon E. Jipping	106,562	*
Daniel J. Oginsky	91,132	*
Christopher H. Franklin	368	*
Edward G. Jepsen	58,634	*
Richard D. McLellan	6,399	*
William J. Museler	6,183	*
Hazel R. O’Leary	6,183	*
M. Michael Rounds	368	*
G. Bennett Stewart, III	7,547	*
Lee C. Stewart	8,462	*
J.C. Watts, Jr.	368	*
All current directors and executive officers as a group (14 persons)	1,735,691	3.38%
BlackRock, Inc.(2)	4,338,405	8.45%
Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron(3)	4,730,712	9.21%
The Vanguard Group, Inc.(4)	2,610,247	5.08%

 *    Less than one percent

(1)	Includes restricted shares subject to forfeiture to us under certain circumstances, shares that may be acquired upon exercise of options that are currently exercisable or become exercisable prior to April 30, 2012 and shares pledged by the holder as security for loans, as set forth below:

Name	Restricted Shares	Option Shares	Shares Pledged As Security
Joseph L. Welch	52,244	965,684	—
Cameron M. Bready	23,510	25,262	—
Linda H. Blair	13,010	149,264	—
Jon E. Jipping	12,644	91,742	—
Daniel J. Oginsky	7,455	59,378	—
Christopher H. Franklin	368	—	—
Edward G. Jepsen	3,932	—	58,634
Richard D. McLellan	3,932	—	—
William J. Museler	3,932	—	—
Hazel R. O’Leary	3,932	—	—
M. Michael Rounds	368	—	—
G. Bennett Stewart, III	3,932	—	—
Lee C. Stewart	3,932	—	—
J.C. Watts, Jr.	368	—	—
All directors and executive officers as a group	133,559	1,291,330	58,634

(2)	Based on information contained in a Schedule 13G/A filed on February 10, 2012, with information as of December 31, 2011. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	Based on information contained in a Schedule 13G/A filed on February 14, 2012, with information as of December 31, 2011, Baron Capital Group, Inc., or BCG, and Ronald Baron are “parent holding companies” and disclaim beneficial ownership of shares held by their controlled entities to the extent such shares are held by persons other than BCG or Mr. Baron. BAMCO, Inc. and Baron Capital Management, Inc., or BCM, are registered investment advisors and subsidiaries of BCG. Mr. Baron owns a controlling interest in BCG. BCG and Mr. Baron have shared voting power with respect to 4,416,742 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,730,712 shares. BAMCO has shared voting power with respect to 4,152,120 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,462,590 shares. BCM has shared voting power with respect to 264,222 shares, as well as shared dispositive power with respect to and beneficial ownership of 268,122 shares. Baron Capital Group, Inc. has shared voting power with respect to 4,416,742 shares, as well as shared dispositive power with respect to and beneficial ownership of 4,730,712 shares. The business address of BCG, BAMCO, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(4)	Based on information contained in a Schedule 13G filed on February 8, 2012, with information as of December 31, 2011. The Vanguard Group, Inc. has sole voting and shared dispositive power with respect to 36,567 shares held by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, as a result of its serving as investment manager of collective trust accounts, and no voting and sole dispositive power with respect to 2,573,680 shares. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

ELECTION OF DIRECTORS

Background

Our Bylaws provide for the election of directors at each annual meeting of shareholders. Each director serves until the next annual meeting and until his or her successor is elected and qualified, or until his or her resignation or removal. Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected. The size of our Board is currently set at ten directors and there are ten nominees for election. Therefore, the ten directors receiving the most votes “for” will be elected. Broker non-votes and withheld votes will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors. Information with respect to the ten nominees proposed for election is set forth below.

The Board of Directors recommends a vote FOR each of the director nominees. The persons named in the accompanying proxy card will vote for the election of the nominees named in this proxy statement unless shareholders specify otherwise in their proxies. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated by the Board of Directors, the persons named as proxy holders on the accompanying proxy card intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named below unavailable for election. All of the nominees are currently directors of the Company. Messrs. Franklin, Rounds, and Watts were added to the Board during 2011 upon the recommendation of the Nominating/Corporate Governance Committee and with the assistance of a third party search firm hired by the committee.

Nominees For Directors

Set forth below are the names and ages of the nominees. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Christopher H. Franklin, 46.    Mr. Franklin became a Director of the Company in August 2011. Mr. Franklin currently serves as President and Chief Operating Officer, Regulated Operations at Aqua America, Inc., a water and wastewater utility holding company, a position he has held since December 2011. Prior to this appointment, Mr. Franklin served as Regional President, Midwest and Southern Operations and Senior Vice President of Corporate and Public Affairs from 2010 to 2011 and Regional President, Southern Operations and Senior Vice President of Customer Operations & Public Affairs from 2007 to 2010 and has served in a variety of other operations, customer service and public affairs positions since joining Aqua America, Inc. in 1993. Prior to joining Aqua America, Inc., Mr. Franklin served as Regional Civic and Economic Development Officer for Peco Energy (Exelon) from 1990 to 1992. He began his career in 1987 as Congressional Aide to U.S. Congressman Richard Schulze. Mr. Franklin currently sits on the Board of the Magee Rehabilitation Hospital and the Walnut Street Theatre. He also has served as a Director on the Southeastern Pennsylvania Transportation Authority. The Board selected Mr. Franklin to serve as a director due to his significant experience in the utility industry, as well as his knowledge of public policy matters.

Edward G. Jepsen, 68.    Mr. Jepsen became a Director of the Company in July 2005. Since December 2010, Mr. Jepsen has served as the Chairman and CEO of Coburn Technologies, Inc., a privately held manufacturer and servicer of ophthalmic lens processing equipment. Mr. Jepsen currently serves as a director and is chair of the audit committee and a member of the compensation committee of the board of directors of Amphenol Corporation, a publicly traded manufacturer of electrical, electronic and fiber optic connectors, interconnect systems and cable. In the past five years, but not currently, Mr. Jepsen served as a director and chairman of the audit and finance committee and member of the compensation committee of Gerber Scientific, Inc. Mr. Jepsen served as Executive Vice President and Chief Financial Officer of Amphenol Corporation from 1989 to 2004. Prior to joining Amphenol Corporation, Mr. Jepsen worked at Price Waterhouse LLP from 1969 to 1988, ultimately attaining the position of partner. The Board selected Mr. Jepsen to serve as a director because of the expansive financial and accounting experience he obtained as a chief financial officer and Certified Public Accountant. Mr. Jepsen is an “audit committee financial expert” as defined in applicable SEC and NYSE rules.

Richard D. McLellan, 69.    Mr. McLellan became a Director of the Company in November 2007. Mr. McLellan retired in April 2007 after 25 years as the director of the government policy department for the law firm of Dykema Gossett PLLC. He continues to consult and provide limited legal services to select clients under the name McLellan Law Offices. Mr. McLellan is currently chairman of the Michigan Law Revision Commission, a position he has held since 1986, and Chairman of the Board for the Council for Africa Infrastructure Development. Mr. McLellan has served as an Independent Trustee for Jackson National Life Series Trust, an open-ended variable annuity equity fund launched and managed by Jackson National Asset Management, LLC since December 2003. From June 2007 through December 2010, he was Special Counsel to the Chairman of the Michigan House Appropriations Committee. Mr. McLellan previously served two terms as a member of the Board of Commissioners of the State Bar of Michigan and served on the Board of Trustees of the Michigan State University College of Law. He is a member of the Advisory Board for the Michigan State University James H. and Mary B. Quello Center for Telecommunications Management and Law and teaches as an adjunct professor at Michigan State University’s Department of Advertising, Public Relations and Retailing. The Board selected Mr. McLellan to serve as a director because of his extensive knowledge of public policy matters as well as his decades of experience in the practice of law.

William J. Museler, 71.    Mr. Museler is an independent energy consultant. He became a Director of the Company in November 2006. Previously, he served as President and CEO of the New York Independent System Operator from 1999 to 2005. Prior to his service at NYISO, Mr. Museler held senior positions at the Tennessee Valley Authority from 1991 to 1999, Long Island Lighting Company from 1973 to 1991 and Brookhaven National Laboratory from 1967 to 1973. He has served as a federal representative for the North American Electric Reliability Council and as chairman of the Southeastern Electric Reliability Council. He was a member of the Secretary of Energy’s Energy Advisory Board from 2001 to 2005 and is currently a director of the Independent Electric System Operator in Toronto, Ontario, Canada. The Board selected Mr. Museler to serve as a director due to his lifelong career in the utility industry, as well as his invaluable experience with electric reliability matters.

Hazel R. O’Leary, 74.    Ms. O’Leary became a Director of the Company in July 2007. Since 2004, Ms. O’Leary has served as the President of Fisk University in Nashville, Tennessee and she currently serves on the boards of directors of the Nashville Alliance for Public Education, Nashville Business Community for the Arts, World Wildlife Fund, Arms Control Association and CAMAC Energy Inc. Ms. O’Leary served as an Assistant Attorney General and Assistant Prosecutor in the state of New Jersey and was appointed to the Federal Energy Administration under President Gerald Ford and to the United States Department of Energy under President Jimmy Carter. Ms. O’Leary worked in the private sector as a principal at the independent public accounting firm of Coopers and Lybrand from 1977 to 1979. In 1981 she was named Vice President and General Counsel of O’Leary and Associates, a company focused on international economics as related to energy issues. She served in that capacity until 1989 and then returned as President from 1997 to 2001. In 1989, she became Executive Vice President for Environmental and Public Affairs for the Minnesota Northern States Power Company and in 1992 she was promoted to President of the holding company’s gas distribution subsidiary. Ms. O’Leary served as the United States Secretary of Energy from 1993 to 1997 and as President and Chief Operating Officer for the investment banking firm Blaylock and Partners in New York from 2000 to 2002. Ms. O’Leary also served on the board of directors of UAL Corporation from 1999 to 2005. The Board selected Ms. O’Leary to serve as a director due to her unique combination of experience in government and in the utility industry.

M. Michael Rounds, 57.    Mr. Rounds became a Director of the Company in August 2011. Mr. Rounds is the President and Chief Executive Officer of Fischer, Rounds & Associates, an insurance and real estate business in South Dakota. Mr. Rounds has served in that position since April 2011. Previously, Mr. Rounds served as Governor of South Dakota from 2003 to 2011. While Governor, he served as Chairman of the Western Governors Association, Chairman of the Midwest Governors Association, Vice-Chair of the National Governors Association Economic Development and Commerce Committee, member of the Executive Committee of the National Governors Association, and National President of the Council of State Governments. Mr. Rounds also served as a South Dakota state senator from 1991 through 2000, serving as Senate Majority Leader from 1995 through 2000. Mr. Rounds is currently active in the Bipartisan Policy Council; Washington D.C., where he is a charter member of the Governors’ Council made up of former governors, and also serves as a leader of the Health Project at the Bipartisan Policy Center. The Board selected Mr. Rounds to serve as a director due to his experience in government and familiarity with the Midwestern and Great Plains states in which the Company operates and conducts business.

G. Bennett Stewart, III, 59.*    Mr. Stewart became a Director of the Company in July 2006. In 1982, he co-founded Stern Stewart & Co., a global management consulting firm, where he served as Senior Partner until March 2006. Since then, Mr. Stewart has served as Chief Executive Officer of EVA Dimensions, a firm that offers corporate financial benchmark data, software tools for corporate financial intelligence, performance management, valuation modeling and executive decision support, and equity research services. Mr. Stewart has written and lectured widely in his 30 year professional career on topics such as accounting for value and management incentive plans. The Board selected Mr. Stewart to serve as a director because of his vast experience with executive compensation valuation and his unique insight into corporate governance matters.

Lee C. Stewart, 63.*    Mr. Stewart, an independent financial consultant, became a Director of the Company in August 2005. Mr. Stewart currently serves as a director, chair of the nominating/corporate governance committee and member of the compensation and finance committees of P.H. Glatfelter Company and as a director, chair of the compensation committee and member of the audit committee of AEP Industries, Inc. Mr. Stewart also served as director, chair of the human resources and compensation committee and member of the audit committee of Marsulex, Inc. from 2000 to 2011. Previously, Mr. Stewart was Executive Vice President and Chief Financial Officer of Foamex International, Inc., a publicly traded manufacturer of flexible polyurethane and advanced polymer foam products, in 2001 and was Vice President responsible for all areas of Treasury at Union Carbide Corp., a chemicals and polymers company, from 1996 to 2001. Prior to that, Mr. Stewart was an investment banker for over 25 years. The Board selected Mr. Stewart to serve as a director due to his extensive knowledge of finance and capital raising through his experience as a treasury officer and an investment banker, which are critical elements in the execution of our business strategy. Mr. Stewart is also an “audit committee financial expert” as defined in applicable SEC and NYSE rules.

J.C. Watts, Jr., 54.    Mr. Watts became a Director of the Company in August 2011. Mr. Watts is Chairman and Founder of the J.C. Watts Companies, a multi-industry company headquartered in Washington, D.C. with operations in Texas and Oklahoma. Through J.C. Watts Companies, he has built a diverse business organization that includes Mustang Equipment, the first African-American owned John Deere dealership in America, J.C. Watts Holdings, a private investment firm, and Watts Partners, which provides consulting and advocacy services for government and public affairs. Mr. Watts has held this position since 2003. Mr. Watts served in the U.S. House of Representatives from 1995 through 2002 representing the 4th congressional district in central and southwest Oklahoma. He was elected chairman of the Republican Conference in the U.S. House of Representatives in 1998, served for eight years on the House Armed Services Committee, and authored legislation to create the House Select Committee on Homeland Security, on which he later served. Mr. Watts also served on the House Transportation and Infrastructure Committee and House Banking Committee. From 1987 through 1994, Mr. Watts served as youth minister at Sunnylane Baptist Church in Del City, Oklahoma, where he then became Associate Pastor. In 1990 he was elected to the Oklahoma State Corporation Commission and became chairman before running for Congress in 1994. Mr. Watts currently serves as director of Dillard’s Departments Stores and CSX Corporation and also serves on the board of the Boys Scouts of America. The Board selected Mr. Watts to serve as director due to his extensive understanding and knowledge of government and policy issues and his familiarity with the South Central states in which the Company operates and conducts business.

Joseph L. Welch, 63.    Mr. Welch has been a Director and the President and Chief Executive Officer of the Company since it began operations in 2003 and served as its Treasurer until April 2009. Mr. Welch has also served as Chairman of the Board of Directors of the Company since May 2008. As the founder of ITCTransmission, Mr. Welch has had overall responsibility for the Company’s vision, foundation and transformation into the first independently owned and operated electricity transmission company in the United States. Mr. Welch worked for Detroit Edison Company, or Detroit Edison, and subsidiaries of DTE Energy Company, which we refer to collectively as DTE Energy, from 1971 to 2003. During that time, he held positions of increasing responsibility in the electricity transmission, distribution, rates, load research, marketing and pricing areas, as well as regulatory affairs that included the development and implementation of regulatory strategies. The Board selected Mr. Welch to serve as a director because he is the Company’s President and Chief Executive Officer and he possesses unparalleled expertise in the electric transmission business.

*	G. Bennett Stewart, III and Lee C. Stewart are not related.

CORPORATE GOVERNANCE

Director Independence

Based on the absence of any material relationship between them and us, other than their capacities as directors and shareholders, the Board has determined that Ms. O’Leary and Messrs. Franklin, Jepsen, McLellan, Museler, Rounds, Bennett Stewart, Lee Stewart and Watts are “independent” under applicable NYSE and SEC rules for board members. In addition, our Board has determined that, as the committees are currently constituted, all of the members of the Audit and Finance Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are “independent” under applicable NYSE and SEC rules. None of the directors determined to be independent is or ever has been employed by us.

Meetings and Committees of the Board of Directors

During 2011, our Board held 9 meetings. Each director attended 75% or more of the total number of meetings of the Board and committees of which he or she was a member in 2011. Mr. Lee Stewart was selected by our Board as Lead Director and to chair its executive sessions. These sessions were held several times throughout the year.

Our policy is that all members of our Board are expected, absent a valid reason, to attend our annual shareholders’ meetings. All directors who were serving as such at the time of last year’s annual shareholders’ meeting attended the meeting.

Our Board has several standing committees, including but not limited to an Audit and Finance Committee, Compensation Committee, Nominating/Corporate Governance Committee and Security, Safety, Environmental, Health and Reliability Committee. The Board has adopted a written charter for each of these committees. The charters and our corporate governance principles are accessible on our website at www.itc-holdings.com through the “Corporate Governance” link on the “Investors” page.

Audit and Finance Committee

The Audit and Finance Committee met 6 times during 2011. Until November 2011, the members of the Audit and Finance Committee were Messrs. Jepsen, Museler, Bennett Stewart and Lee Stewart, with Mr. Jepsen serving as Chair. The current members of the Audit and Finance Committee are Messrs. Franklin, Jepsen, Bennett Stewart and Lee Stewart, with Mr. Bennett Stewart serving as Chair. The Board has determined that Mr. Jepsen and Lee Stewart are “audit committee financial experts” as that term is defined under SEC rules and that all members of the Audit and Finance Committee satisfy all independence and other qualifications for Audit and Finance Committee members set forth in applicable NYSE and SEC rules. Our Audit and Finance Committee is responsible for, among other things, (1) selecting our independent public accountants, (2) approving the overall scope of the audit, (3) assisting our Board in monitoring the integrity of our financial statements, the independent public accountant’s qualifications and independence, the performance of the independent public accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing a report of our independent public accountants describing the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, (5) discussing our annual audited and quarterly unaudited financial statements with management and our independent public accountants, (6) meeting separately and periodically with our management, internal auditors and independent public accountants, (7) reviewing with our independent public accountants any audit problems or difficulties and management’s response, (8) setting clear hiring policies for employees or former employees of our independent public accountants, and (9) handling such other matters that are specifically delegated to the Audit and Finance Committee by our Board from time to time, as well as other matters as set forth in the committee’s charter.

Audit and Finance Committee Report

In accordance with its written charter, the Audit and Finance Committee provides assistance to our Board in fulfilling the Board’s responsibility to our shareholders, potential shareholders and investment community relating to independent registered public accounting firm oversight, corporate accounting, reporting practices and the quality and integrity of the financial reports, including our internal controls over financial reporting.

The Audit and Finance Committee received and reviewed a formal written statement from Deloitte & Touche LLP, our independent registered public accounting firm, describing all relationships between Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, to whom we refer collectively as Deloitte, and us that might bear on Deloitte’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to Deloitte’s independence.

The Audit and Finance Committee discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discussed and reviewed the results of Deloitte’s examination of the consolidated financial statements.

The Audit and Finance Committee reviewed and discussed with management and Deloitte our consolidated audited financial statements as of and for the year ended December 31, 2011.

Based on the above-mentioned reviews and discussions with management and Deloitte, the Audit and Finance Committee approved the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

CHRISTOPHER H. FRANKLIN      EDWARD G. JEPSEN      G. BENNETT STEWART     LEE C. STEWART

Compensation Committee

The Compensation Committee met 7 times during 2011. Until November 2011, the members of the Compensation Committee were Messrs. Jepsen, McLellan, Bennett Stewart and Lee Stewart, with Mr. Lee Stewart serving as Chair. The current members of the Compensation Committee are Ms. O’Leary and Messrs. McLellan, Museler and Watts, with Mr. Museler serving as Chair. The Compensation Committee is responsible for (1) reviewing employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by our Board from time to time. The Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met 6 times during 2011. Until November 2011, the members of the Nominating/Corporate Governance Committee were Ms. O’Leary, and Messrs. McLellan and Bennett Stewart, with Ms. O’Leary serving as Chair. The current members of the Nominating/Corporate Governance Committee are Ms. O’Leary, and Messrs. Jepsen, Rounds and Watts, with Ms. O’Leary serving as Chair. The Nominating/Corporate Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to our Board individuals qualified to become directors, (3) overseeing evaluations of our Board, its members and its committees and (4) handling such other matters that are specifically delegated to it by our Board from time to time. In identifying candidates for director, the Nominating/Corporate Governance Committee considers suggestions from incumbent directors, management or others, including shareholders. The committee also may retain the services of a consultant from time to time to identify qualified candidates for director. The committee reviews all candidates in the same manner without regard to who suggested the candidate. The committee selects candidates to meet with management and conduct an initial interview with the committee. Candidates whom the committee believes would be valuable additions to the Board are recommended to the full Board for election. Individuals recommended by shareholders for nomination as a director should be submitted to our Corporate Secretary and, if submitted in accordance with the procedures set forth in our annual proxy statement, will be forwarded to the Nominating/Corporate Governance Committee for consideration.

As stated in the committee’s charter, in selecting candidates, the committee will consider all factors it considers appropriate, which may include (1) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, technical skill, industry knowledge and experience, financial expertise, local or community ties, and (2) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. Although it has no formal policy with regard to diversity, the Nominating/Corporate Governance Committee believes that the Board will function best when its members possess a broad range of backgrounds and expertise so that the Board as a whole reflects diverse but complementary skills and viewpoints.

Security, Safety, Environmental, Health and Reliability Committee

The Security, Safety, Environmental, Health and Reliability Committee met 2 times during 2011. Until November 2011, the members of the Security, Safety, Environmental, Health and Reliability Committee were Ms. O’Leary and Messrs. Jepsen, Museler and Welch, with Mr. Museler serving as Chair. The current members of the Security, Safety, Environmental, Health and Reliability Committee are Messrs. Franklin, McLellan, Museler and Lee Stewart, with Mr. McLellan serving as Chair. The Security, Safety, Environmental, Health and Reliability Committee is responsible for (1) determining whether the Company has appropriate policies and management systems in place with respect to security, safety, environmental, health and reliability matters, (2) ensuring that the policies and their implementation support the Company’s overall business objectives and meet the Company’s obligations to its shareholders, employees and regulators, (3) monitoring and reviewing compliance with applicable laws, rules, regulations and industry standards, and management’s criteria for determining compliance of the Company’s security, safety, environmental, health and reliability policies and procedures, and reviewing performance against these criteria annually, (4) investigating any matter of interest or concern that the Committee deems appropriate while having sole authority to retain and terminate advisors, outside counsel or other experts for this purpose, (5) overseeing and reviewing issues and concerns which affect or could affect the Company’s security, safety, environmental, health and reliability practices, (6) reviewing the scope, effectiveness, cost, objectivity and independence of security, safety, environmental, health and reliability related audits, reviewing any significant findings of internal and external audits and investigations and making recommendations to the Board of Directors as the Committee deems appropriate, (7) monitoring the adequacy of the Company’s operational risk management process and reviewing the operational contingency planning process within the Company to ensure all security, safety, environmental, health and reliability risks are identified and that appropriate risk management processes are in place, (8) reviewing actions taken by the Company’s management with respect to any security, safety, environmental, health and reliability deficiencies identified or improvements recommended, (9) reviewing periodically reports from the Company’s management regarding (i) the Company’s performance with respect to security, safety, environmental, health and reliability maters and compliance with applicable laws, (ii) significant risks to, and the physical and cyber security of, the Company’s facilities and IT systems, (iii) significant security, safety, environmental, health and reliability related litigation and regulatory proceedings in which the Company is or may become involved and (iv) significant legislation or regulations, judicial decisions or other agreements, public policies or other developments involving security, safety, environmental, health and reliability matters in the electricity transmission sector that will or may have a material effect on the Company’s business, (10) reporting regularly to the Board of Directors and (11) carrying out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee.

Board Leadership Structure / Role in Risk Oversight and Management

The Board believes that Mr. Welch, the Company’s President and Chief Executive Officer, is best situated to serve as Chairman of the Board because he is ultimately responsible for overseeing the day-to-day operation of the Company, identifying Company priorities and opportunities, and executing the Company’s strategic plan. The Board also believes having Mr. Welch as Chairman better promotes the flow of information between management and the Board than would a chairman who is an outside director. The Board further believes that independent oversight of management is an important component of an effective board of directors and is essential to effective governance and has therefore appointed Mr. Lee Stewart as Lead Director of the Board. The Lead Director has the responsibility of presiding over all executive sessions of the Board and acting as a liaison between the independent directors and Mr. Welch, including facilitating organization and communication among the directors.

The Board and its Committees play an active role in overseeing management of the Company’s risks. The Audit and Finance Committee reviews financial risks including those related to internal controls and the annual financial audit, financial reporting, credit and liquidity. The Compensation Committee oversees the management of risks associated with the Company’s executive compensation plans and arrangements. The Nominating/Corporate Governance Committee reviews and manages risks related to director independence and corporate governance. The Security, Safety, Environmental, Health and Reliability Committee oversees the risks associated with reliability compliance obligations, Company security plans, safety programs and environmental regulations. The full Board is regularly informed of and consulted about such risks through quarterly Committee reports as well as quarterly reports provided by members of the Company’s senior management team.

The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director, is appropriate and in the best interest of shareholders because it provides the appropriate balance between company-specific expertise and independent management and risk oversight.

Shareholder Communications

Shareholder Proposals.    Any proposal by a shareholder of the Company to be considered for inclusion in the proxy statement for the 2013 annual meeting must be received by Wendy McIntyre, our Corporate Secretary, by the close of business on December 13, 2012. Such proposals should be addressed to her at our principal executive offices and should satisfy the informational requirements applicable to shareholder proposals contained in the relevant SEC rules. If the date for the 2013 Annual Meeting is significantly different than the first anniversary of the 2012 Annual Meeting, SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides for an adjustment to the notice period described above.

For shareholder proposals not sought to be included in our proxy statement, Section 4.11 of our Bylaws provides that, in order to be properly brought before the 2013 Annual Meeting, written notice of such proposal, along with the information required by Section 4.11, must be received by our Corporate Secretary at our principal executive offices no earlier than the close of business on January 23, 2013 and no later than February 22, 2013. If the 2013 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2012 annual meeting, then notice of such proposal must be given not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. A proponent must also update the information provided in or with the notice at the times specified in our Bylaws.

Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to propose business to be brought before a shareholder meeting. The proposing shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed business in order for the proposed business to be considered.

Nominees.    Shareholders proposing director nominees at the 2013 annual meeting of shareholders must provide written notice of such intention, along with the other information required by Section 4.11 of our Bylaws, to our Corporate Secretary at our principal executive offices no earlier than the close of business on January 23, 2013 and no later than the close of business on February 22, 2013. If the 2013 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2012 annual meeting, then the notice and information must be given not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be given in accordance with the procedures set forth in our Bylaws no earlier than the close of business on the 120th day before and not later than the close of business on the 90th day before the date of such special meeting or, if later, the 10th day after the first public disclosure of the date of such special meeting. Notwithstanding the foregoing, if the number of directors to be elected is increased and there is no public disclosure regarding such increase or naming all of the nominees for director at least 100 days prior to the first anniversary of the prior year’s annual meeting, then shareholder notice with regard to nomination of directors shall be considered timely if received by our Corporate Secretary no later than the tenth day following public disclosure of the increase in the number of directors to be elected. A proponent must also update the information provided in or with the notice at the times specified by our Bylaws. Nomination notices which do not contain the information required by our Bylaws or which are not delivered in compliance with the procedure set forth in our Bylaws will not be considered at the shareholder meeting.

Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to nominate directors. The nominating shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed nominee in order for the proposed nominee to be considered.

The Nominating/Corporate Governance Committee’s policy is to review the qualifications of candidates submitted for nomination by shareholders and evaluate them using the same criteria used to evaluate candidates submitted by the Board for nomination.

Communications with the Board.

A person who wishes to communicate directly with our Board or with an individual director should send the communication, addressed to the Board or the individual director, to our executive offices at the address shown on the first page of this proxy statement and the communication will be forwarded to the director or directors to whom it is addressed.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors, including our chief executive officer, chief financial officer and principal accounting officer. The Code of Business Conduct and Ethics, as currently in effect (together with any amendments that may be adopted from time to time), is available on our website at www.itc-holdings.com through the “Corporate Governance” link on the “Investors” page. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules, we intend to post information regarding such waiver or amendment on the “Corporate Governance” page of our website.

EXECUTIVE OFFICERS

Set forth below are the names, ages and titles of our current executive officers.

Name	Age	Position
Joseph L. Welch	63	President and Chief Executive Officer
Cameron M. Bready	40	Executive Vice President and Chief Financial Officer
Linda H. Blair	42	Executive Vice President and Chief Business Officer
Jon E. Jipping	46	Executive Vice President and Chief Operating Officer
Daniel J. Oginsky	38	Senior Vice President and General Counsel

Our executive officers serve as executive officers at the pleasure of the Board of Directors. Our executive officers are described below.

Joseph L. Welch.    Mr. Welch’s background is described above under “Election of Directors — Nominees for Directors.”

Cameron M. Bready.    Mr. Bready has served as Chief Financial Officer since April 2009 and was Senior Vice President from April 2009 until being named Executive Vice President in January 2011 and also served as Treasurer from April 2009 until February 2012. Mr. Bready is responsible for the Company’s accounting, finance, treasury, and other related financial functions as well as our development efforts. Prior to joining the Company, Mr. Bready served for one and a half years as vice president of finance at Northeast Utilities in Hartford, Connecticut, where he was responsible for the financial assessment and structuring of the company’s Federal Energy Regulatory Commission, or FERC, regulated transmission and state regulated distribution infrastructure investments in the Northeast. He also oversaw financial policy matters, including cost of capital and capital structure requirements and dividend policy, as well as all corporate financial planning and analysis functions. Prior to this post, Mr. Bready served for seven and a half years in various senior management positions at Mirant Corporation, a publicly traded wholesale electricity generator based in Atlanta, Georgia, and prior to Mirant, he worked for six years as a senior manager in the Transaction Advisory practice at Ernst & Young and as an audit manager for Arthur Andersen.

Linda H. Blair.    Ms. Blair has served as Executive Vice President and Chief Business Officer of the Company since June 2007. Ms. Blair is responsible for managing each of our regulated operating companies and the necessary business support functions, including regulatory strategy, federal and state legislative affairs, community government affairs, human resources, and marketing and communications. Prior to this appointment, Ms. Blair served as our Senior Vice President — Business Strategy and was responsible for managing regulatory affairs, policy development, internal and external communications, community affairs and human resource functions. Ms. Blair was Vice President—Business Strategy from March 2003 until she was named Senior Vice President in February 2006. Prior to joining the Company, Ms. Blair was the Manager of Transmission Policy and Business Planning at ITCTransmission when it was a subsidiary of DTE Energy and supervised Detroit Edison’s regulatory affairs department.

Jon E. Jipping.    Jon E. Jipping has served as our Executive Vice President and Chief Operating Officer since June 2007. In this position, Mr. Jipping is responsible for transmission system planning, system operations, engineering, supply chain, field construction and maintenance, and information technology and facilities. Prior to this appointment, Mr. Jipping served as our Senior Vice President — Engineering and was responsible for transmission system design, project engineering and asset management. Mr. Jipping joined us as Director of Engineering in March 2003, was appointed Vice President — Engineering in 2005 and was named Senior Vice President in February 2006. Prior to joining the Company, Mr. Jipping was Manager of Business Systems & Applications in DTE Energy’s Service Center Organization, responsible for implementation and management of business applications across the distribution business unit, and held various other positions in DTE Energy’s Transmission Operations and Transmission Planning department.

Daniel J. Oginsky.    Mr. Oginsky has served as our Vice President and General Counsel since November 2004 and was named Senior Vice President and General Counsel in May 2009. In this position, Mr. Oginsky is responsible for the legal affairs of the Company and oversees the legal department, which includes the legal, corporate secretary, real estate, contract administration and corporate compliance functions. Mr. Oginsky also served as the Company’s Secretary from November 2004 until June 2007. Prior to joining the Company, Mr. Oginsky was an attorney in private practice for five years with various firms, where his practice focused primarily on representing ITCTransmission and other energy clients on regulatory, administrative litigation, transactional, property tax and legislative matters. Mr. Oginsky currently serves as a member of the Providence Health Foundation Board of Trustees, and a member of the Board of Visitors for James Madison College at Michigan State University.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the elements of compensation for our chief executive officer, our chief financial officer and the three other most highly compensated executive officers who were serving as such at December 31, 2011. We refer to these individuals collectively as the Named Executive Officers or NEOs.

Executive Summary

The Compensation Committee is responsible for determining the compensation of our NEOs and administering the plans in which the NEOs participate. The goals of our compensation system are to attract first-class executive talent in a competitive environment, and to motivate and retain key employees who are crucial to our success by rewarding Company and individual performance that promotes long-term sustainable growth and increases shareholder value. The key components of our NEOs’ compensation package include base salary, annual cash bonus, long-term equity incentives consisting of stock options and restricted stock, as well as certain perquisites and other benefits. In determining the amount of NEO compensation, we consider competitive compensation practices by our peer companies, the executive’s individual performance against objectives, the executive’s responsibilities and expertise, and our performance in relation to annual goals that are designed to strengthen and enhance our value.

2011 proved to be a year of significant milestones and accomplishments that demonstrate continued strong performance for the company strategically, operationally and on a shareholder return basis. Since our formation in 2003, we have been focused on identifying and promoting policies needed to eliminate impediments and facilitate transmission infrastructure with the ultimate goal of realizing a 21st century electric power grid to support competitive and efficient energy markets. Our operational performance was strong in 2011, which demonstrated the effectiveness of our investments in achieving and maintaining best-in-class performance. Our stock once again outperformed the broader markets for the year. Our total return to shareholders for the year was 24.77% compared to total return for the S&P 500 of approximately 2.12% and the Dow Jones Utility Index of approximately 19.15%. The stock’s performance in 2011 brings the total shareholder return over the past five years to approximately 114%. We have also been steadfast in executing on our commitment to our dividend growth. Our common stock dividend has grown approximately 34.3% since 2005, or approximately 5.0% on a compound annual growth basis.

In view of these and other factors, the Compensation Committee made the following decisions with regard to executive compensation in 2011:

•	Base salary increases were provided to our NEOs to better align their total compensation with market median levels.

•

We paid cash incentive bonuses out at 90% of target based on the performance targets established under the plan in early 2011. Although our total shareholder return for the year was excellent, we did not earn a performance multiplier because our total shareholder return was less than the median return for the companies in the Dow Jones Utilities Index.

•

We paid small discretionary cash bonuses in conjunction with 1) the successful completion of certain significant regulatory milestones relating to the Kansas V-Plan transmission project and 2) the achievement of various qualitative factors, including the continued growth of the Company and the overall advancement of Company initiatives in 2011.

•

Long-term equity incentive awards were granted to our NEOs. Total award values were determined as a percentage of their base salary and weighted between grants of restricted stock and options to continue our focus on rewarding and motivating performance and to further align their interests with those of shareholders. The percentages used in 2011 were higher than in 2010 as a result of moving our NEOs’ target long-term incentive award opportunities closer to the peer group’s median and adjusting the NEOs’ pay mix so it is more weighted toward long-term equity incentives, which is consistent with our peer group’s market practice.

Overview and Philosophy

The objective of our compensation program is to attract, retain, and motivate exceptional managers and employees, and to maintain the focus of those managers and employees on providing value to customers and shareholders by:

•	Performing best-in-class utility operations;

•	Improving reliability, reducing congestion, and facilitating access to generation resources; and

•	Utilizing our experience and skills to seek and identify opportunities to invest in needed transmission and optimize the value of those investments.

Our compensation program is designed to motivate and reward individual and corporate performance. Our compensation philosophy is to:

•	Provide for flexibility in pay practices to recognize our unique position and growth proposition;

•	Use a market-based pay program aligned with pay-for-performance objectives;

•	Be competitive with the market in all pay elements relating to compensation for current services, while leveraging incentives where possible;

•	Utilize market compensation studies to verify competitiveness and ensure continued competitiveness;

•	Align long-term incentive awards with improvements in shareholder value;

•	Provide benefits through flexible, cost-effective plans and maintain above-market benefits while taking into account business needs and affordability; and

•	Provide other non-monetary awards to recognize and incentivize performance.

When reviewing the compensation program, the Compensation Committee considers the impact of the program on the Company’s risk profile. The Compensation Committee believes that the compensation program has been structured with the appropriate mix and design of elements to provide strong incentives for executives to balance risk and reward, without incentivizing excessive risk taking, and that any risks arising from the compensation program are not likely to have a material adverse effect on the Company.

At the Company’s annual meeting of shareholders held in May 2011, an overwhelming majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. In light of this support, the Compensation Committee maintained the existing compensation program and philosophy in 2011 but continues to review and evaluate with its consultant executive compensation trends and practices, and may modify the program or philosophy from time to time as it deems necessary or appropriate and in the best interests of the Company.

Role of Compensation Consultant

In 2011, the Compensation Committee continued to engage Mercer (US), Inc., or Mercer, as its advisor on executive and compensation issues, to provide market data on all of the components of compensation, including salary, bonus, long-term incentives and total compensation, for all executive officers, including the NEOs. The Compensation Committee engaged Mercer to provide market data and comments about the design of our executive compensation programs with respect to both market practice and the unique strategic goals of our business model. The Compensation Committee also engaged Mercer to review the competiveness of the current compensation levels of our Directors. Mercer was engaged by and reported to the Compensation Committee and, at the Compensation Committee’s discretion, participated in its meetings and executive sessions.

The Company also purchases Mercer’s annual salary and benefits surveys and engaged Mercer for a discrete and limited general employee compensation project in 2011. It is possible that the Company may utilize Mercer’s consulting services for other specific projects in the future.

Total fees paid to Mercer for consulting services relating to executive and director compensation were $210,771 for 2011. Mercer also provided compensation consulting services related to the Company’s broader employee population for fees totaling $52,839 in 2011. All services provided by Mercer were approved by the Compensation Committee.

Benchmarking and Relationship of Compensation Elements

The Compensation Committee benchmarks total compensation paid to our NEOs as well as the base salary, annual cash bonus opportunity and long term equity components to compensation paid to comparable executives by a peer group of companies approved by the Compensation Committee. In January 2011, the Compensation Committee, through Mercer, updated its 2010 benchmarking study that compared total compensation, including base salary, annual bonus awards and long term incentives paid to our executive officers, including the NEOs, to the 50th percentile of market compensation among selected peer companies. Per the Compensation Committee’s directive to reevaluate and develop a single peer group that is more indicative and appropriate to our industry and our historical and anticipated growth, Mercer reviewed the make-up of our peer groups and proposed a peer group made up of gas and electric utility companies as well as companies with size, structure and operational characteristics that are most similar to ours. The updated study indicated that total compensation paid to our NEOs continued to trail the 50th percentile for NEO compensation.

Because we are the only publicly traded company that exclusively owns stand-alone electricity transmission companies, the Compensation Committee for benchmarking purposes selected a peer group comprised of regulated utility companies which are geographically diverse and somewhat larger in revenue and net assets scope than our current revenue and net assets, although generally comparable to us in terms of market capitalization, to account for the complexity in our business relative to other publicly-traded utility companies, the scope of our investments, our growth and diversification plans, and our projected future size. The Compensation Committee received assurance from Mercer that it was comfortable with the methodology taken to establish this peer group and that it was consistent with Mercer’s usual approach. Periodically the composition of the peer group will be reviewed and updated for consistency with the growth and performance profile of the Company. The peer group used in 2011 consisted of the following entities:

AGL Resources Inc.	Alliant Energy Corporation
Atmos Energy Corporation	CMS Energy Corporation
Great Plains Energy Incorporated	MDU Resources Group, Inc.
National Fuel Gas Company	Northeast Utilities
NSTAR	NV Energy, Inc.
OGE Energy Corp.	Pepco Holdings, Inc.
Questar Corporation	Scana Corporation
UGI Corporation	Wisconsin Energy Corporation

In addition to the Compensation Committee’s benchmarking analysis, our chief executive officer reviews and examines market survey compensation levels and practices, as well as individual responsibilities and performance, our compensation philosophy and other related information to determine the appropriate level of compensation for each of our NEOs. Mr. Welch evaluates the performance of the NEOs, other than himself, and makes recommendations on their salaries, bonus targets and long-term incentive awards. The Compensation Committee considers these recommendations in its decision making and confers with its compensation consultant to understand the impact and result of any such recommendations. The Compensation Committee evaluates our CEO’s performance and uses market data and the recommendations from its compensation consultant to determine Mr. Welch’s compensation.

The Compensation Committee reviews and considers each element of compensation and all elements of compensation together in measuring total compensation packages as part of its benchmarking analyses and in measuring compensation packages against the objectives of our compensation program. In making compensation determinations, the Compensation Committee has not determined that compensation elements are to be set according to a pre-set or formulaic mix. The Compensation Committee retains full discretion to consider or disregard data collected through benchmarking or peer group studies in the course of setting executive compensation levels. Compensation decisions are inherently subjective and, consequently, are also considered in the context of individual and Company performance, retention concerns, the importance of the position, internal equity and other factors.

Key Components of Our NEO Compensation Program

The key components of our executive compensation program are discussed below. The elements in the table immediately below include the principal components of our program. The other elements of our executive compensation programs are discussed below under the heading Other Components of Our Executive Compensation Programs which summarize the benefit programs that are available to our NEOs.

Principal Components of our Compensation Program

Component	Purpose	Form	Pay-for-Performance	Comment
Base Salary	Provide sufficient competitive pay to attract and retain experienced and successful executives.	Cash	Adjustments to base salary consider individual performance and contributions to the business with reference to base salary levels of executives at peer companies.	Annual fixed cash compensation. Reflects employee’s level of responsibility, expertise, and individual performance.
Bonus Compensation	Encourage and reward contributions to our corporate performance goals.	Cash	The potential award amount varies with the degree to which we achieve our annual corporate performance goals and our relative total return to shareholders compared to the Dow Jones Utility Average Index companies.	Annual variable cash compensation. The Compensation Committee determines the goals and amounts of the annual bonus each year.
Long-term Incentives

Encourage equity ownership, reward building long-term shareholder value and retain NEOs. We provide a mix of equity award types to balance these objectives.

Stock Options: Reward stock price appreciation.

Restricted Stock: Maintain retention value through short-term market volatility.

		Stock Options and Restricted Stock Awards	The potential value created by appreciation in our stock price motivates our NEOs’ individual performance, which encourages them to achieve strong company performance and, in turn, results in increased shareholder value.	Long-term variable stock-based compensation. The Compensation Committee determines the amounts and value of these awards each year. We encourage stock ownership through guidelines applicable to all of our NEOs.

Base Salary.    The base salary component of each NEO’s annual cash compensation is based on the job responsibilities and individual contribution of each NEO and with reference to base salary levels of executives at peer companies.

In May 2011, the Compensation Committee approved an increase to the base salaries of each of the NEOs. The Compensation Committee considered the performance of each individual, growth in his or her job responsibilities and the continued growth of the Company. The Compensation Committee also took into account the results of the benchmarking analysis conducted by Mercer, which showed that the Company’s executive officer salaries appreciably trailed benchmarked levels.

Accordingly, base salaries of our NEOs were modified as follows:

Name	Salary Before May 2011	Salary After May 2011
Joseph L. Welch	$835,000	$910,000
Cameron M. Bready	$350,000	$464,000
Linda H. Blair	$424,000	$464,000
Jon E. Jipping	$424,000	$464,000
Daniel J. Oginsky	$270,000	$300,000

Mr. Welch’s base salary approximates the 50th percentile of the peer group, while the other NEOs’ base salaries remain considerably below the peer group medians; however, when these salary levels are used to determine the NEOs’ target bonus amounts, which are above the 50th percentile, they produce total cash compensation opportunity values that are generally consistent with market practice.

Bonus Compensation.    Annual bonus awards based on corporate performance goals, as well as occasional cash bonuses made on a discretionary basis upon completion of significant projects or milestones, are used to provide incentives for and reward contributions to our growth and success. Annual corporate performance bonuses awarded to NEOs for 2011 are listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this proxy statement, NEOs’ discretionary bonuses for 2011 are listed in the Bonus column of the Summary Compensation Table, and each are described below. Some of the NEOs also participate in the Executive Group Special Bonus Plan, described below. Amounts paid under this plan are reflected in the Bonus column of the Summary Compensation Table.

Early each year, the Compensation Committee approves our annual corporate performance bonus plan goals and targets, which are based on key Company objectives: operational excellence and superior financial performance. The same corporate performance goals and targets are used in determining annual bonus compensation for all of our employees. The corporate performance goals and targets, accordingly, are designed to align the interests of customers, shareholders, management and all employees, and encourage teamwork and coordination among all of our executives and employees with a common focus on the growth and success of the Company. Target levels for the corporate performance goals are determined based on long-term strategic plans, historical performance, expectations for future growth and desired improvement over time.

The annual bonus plan performance goals are individually weighted. Weights are assigned to each goal based on areas of focus during the year and difficulty in achieving target performance. Weights are also assigned so that there is a balance between operational and financial goals. Each goal operates independently, and, for most goals, there is not a range of acceptable performance; if a goal is not achieved, there is no payout for that goal. We do not pay for achieving below-target performance on any goal, but we will pay for achievement of target performance on those goals that are achieved even though other goals may not be achieved. The bonus goal targets are established to motivate employees towards operational excellence and superior financial performance and are designed to be challenging to meet, while remaining achievable. Corporate performance goal criteria approved by the Compensation Committee for 2011, the rationale for the target (in some cases in relation to the prior year target) and actual bonus results, were as follows:

Goal	Rationale for Goal	Rationale for Target	Weight	2011 Bonus Payout

Safety as measured by lost time	Maintaining the safety of our employees and contractors is a core value and is at the foundation of our success.	Target number of incidents decreased slightly and incorporated sliding scale to eliminate “all or nothing” nature of the goal.	2.5%-5%	5%

Safety as measured by recordable incidents	Maintaining the safety of our employees and contractors is a core value and is at the foundation of our success.	Target was increased slightly.	5%	5%
Compliance with NERC mandatory reliability standards	Compliance with NERC mandatory reliability standards is critical to ensuring system reliability.	Changed goal to reflect some tolerance for violations of medium risk factor but reduced the tolerance for violations of lower violation risk factor.	5%	0%

ITCTransmission outage frequency	Reducing and limiting system outages is critical to ensuring system reliability.	Target was intended to move company towards best-in-class system performance and to encourage efforts such as root cause analysis to reduce the number of outages. The 2011 target goal reflected top decile performance.	5%	5%

METC outage frequency	Reducing and limiting system outages is critical to ensuring system reliability.	Target was intended to move company towards best-in-class system performance and to encourage efforts such as root cause analysis to reduce the number of outages. The 2011 target goal reflected top decile performance.	5%	0%

ITC Midwest outage frequency	Reducing and limiting system outages is critical to ensuring system reliability.	Target remained the same as 2010 to drive improvement from 4th quartile to 3rd quartile but also limited end-use customer outages.	5%	5%

Goal	Rationale for Goal	Rationale for Target	Weight	2011 Bonus Payout

ITC Midwest outage restoration	Reducing and limiting system outages is critical to ensuring system reliability.	Goal for ITC Midwest restoration time added to drive improvement in performance.	5%	5%

ITCTransmission Field Operation and Maintenance Plan	Performing necessary preventive maintenance is critical to ensuring system reliability.	Target combined two vegetation management initiatives into one. This change reflected the manner in which vegetation management is measured.	5%	5%

METC Field Operation and Maintenance Plan	Performing necessary preventative maintenance is critical to ensuring system reliability.	Target was reflective of goal to complete the normal maintenance schedule of high priority maintenance activities.	5%	5%
ITC Midwest Field Operation and Maintenance Plan	Performing necessary preventative maintenance is critical to ensuring system reliability.	Target added additional high priority maintenance activity for relay inspections.	5%	5%
ITCTransmission, METC, ITC Midwest, and ITC Great Plains Capital Project Plan on a Combined Basis	Performing necessary system upgrades is critical to ensuring system reliability, providing a robust transmission grid and delivering financial performance.	Target continued to tie to external guidance on the current year capital project plan and was updated to include ITC Great Plains capital investments.	15-25%	25%
ITC Great Plains Capital Project Plan	Driving results in development projects leads to long-term growth in financial performance.	The capital project plan for ITC Great Plains continued to be a special emphasis for us, meriting a separate target.	5%	5%
Non-field Operation and Maintenance Expense	Controlling general and administrative expenses is an important part of controlling rates charged to transmission customers.	Target modified to include ITC Great Plains.	10%	10%

Goal	Rationale for Goal	Rationale for Target	Weight	2011 Bonus Payout
EBIT plus AFUDC(1)	Represents the company’s financial performance as it accurately measures the economic benefits of ITC’s investments and capital in any given year.	Target changed from traditional EBITDA measure since EBITDA only reflects income associated with capital investments that have been placed into service while EBIT plus AFUDC captures the income associated with all capital investments, including those that are reflected in construction work in process; incorporated sliding scale.	5%-10%	10%
Total			100%	90%

(1)	We define EBIT as net income plus income taxes and interest expense; and excluding certain other items not related to operating performance, such as loss on extinguishment of debt. Allowance for Funds Used During Construction, or AFUDC, is recorded as an item of other income. The allowance represents a return on debt and equity at our regulated operating subsidiaries used for construction purposes in accordance with FERC regulations. The rate applied to the construction work in progress balance is based on the weighted average cost of capital at our regulated operating subsidiaries.

Additionally, to further motivate management to provide value to shareholders, we include a performance factor for our executives, including the NEOs, under which their annual corporate performance bonus awards may be increased by as much as 100 percent based on our relative total return to shareholders compared to the Dow Jones Utility Average Index companies. The factor can be applied only if our total return to shareholders is positive for the year. Moreover, the factor has the effect of increasing the earned bonus award only when relative return to shareholders exceeds the 50th percentile of the group and is determined as follows:

Total Return to Shareholders relative to each of the Dow Jones Utility Average Companies	Performance Factor
1st to 50th percentile	1.0
51st to 60th percentile	1.2
61st to 70th percentile	1.4
71st to 80th percentile	1.6
81st to 90th percentile	1.8
91st to 100th percentile	2.0

We computed 2011 total return to shareholders as follows:

A:  Calculated the average of the closing prices from December 17, 2010 to January 15, 2011

B:  Calculated the average of the closing prices from December 17, 2011 to January 15, 2012

C:  Calculated total dividends paid per share in 2011

Total Return to Shareholders: (B – A + C)/A

Our 2011 total return to shareholders was 20.7%, which was below the 51st percentile compared to the Dow Jones Utility Average Index companies. This ranking equated to a performance factor of 1.0.

Bonuses are based on target bonus amounts, which for each employee is a percentage of his or her base salary. The Compensation Committee considers each individual’s job responsibilities and the results of its benchmarking analysis when determining target bonus levels for executive officers, including the NEOs. For

2011, target bonus levels were 125% of base salary for Mr. Welch and 100% of base salary for Ms. Blair and Messrs. Bready, Jipping, and Oginsky. The benchmarking study showed that Mr. Welch’s target bonus opportunity is above the 50th percentile compared to CEOs in our peer group. In establishing the target at 125%, the Compensation Committee considered this information along with Mr. Welch’s leading role in the industry and his pivotal role in the growth of the Company. The target bonus percentages for the other NEOs are also above the 50th percentile of the market; however, when these percentages are applied to their base salaries, which are below the 50th percentile, they produce total cash compensation values that are generally consistent with market practice.

Company performance on the incentive plan goals, including the performance factor based on total return to shareholders that is applicable only to executives, resulted in a bonus calculation for 2011 for executives, including NEOs, according to the following formula:

Base Salary x Target Bonus (% of base salary) x Achievement of Corporate Goals (90%)

x Performance Factor (1.0) = Annual Bonus Amount

For fiscal year 2012, the Compensation Committee approved corporate performance goals for the annual bonus award similar to the 2011 criteria, including the performance factor for NEOs and other executives.

In August 2011, the Compensation Committee approved discretionary cash bonuses for substantially all employees in conjunction with the successful completion of certain significant regulatory milestones relating to the Kansas V-Plan transmission project. The total bonus award amount to be paid to employees was recommended by management to the Compensation Committee and was divided among employees on a pro rata basis equal to the percentage of the total annual incentive award payout that would be received by each employee in connection with the 2011 annual corporate performance bonus awards. The bonus was paid in December 2011.

In January 2012, at the recommendation of our CEO, the Compensation Committee approved discretionary cash bonuses for Ms. Blair and Messrs. Bready, Jipping and Oginsky in conjunction with the successful achievement of various qualitative factors, including the continued growth of the Company and the overall advancement of Company initiatives in 2011. The bonus was paid in February 2012.

Under the ITC Holdings Corp. Executive Group Special Bonus Plan, or the Special Bonus Plan, the Compensation Committee is authorized to approve the crediting of special bonus amounts to plan participants and generally gives consideration to dividends paid, or expected to be paid, on our common stock. We adopted the Special Bonus Plan in June 2005 as a vehicle that could be used to compensate plan participants for the lost value of equity investments and grants that occurred prior to the Company’s initial public offering, or IPO, in July 2005. Since inception, bonuses under the Special Bonus Plan have been credited to plan participants once each quarter. The amounts of the awards were equal to the approved per share quarterly dividend amount, multiplied by the number of our common shares underlying the options held by the participant granted prior to the IPO and are immediately vested and paid. The amounts paid under the Special Bonus Plan in 2011 are set forth in the “Bonus” column of the Summary Compensation Table. The only participants in this plan are executives who were granted options during the period prior to the IPO and special bonus amounts have been paid only with respect to options granted before the IPO. The Compensation Committee considers these amounts to be tied to the investments made and risks faced by our executive officers prior to the IPO.

Long-Term Equity Incentives.    In May 2011, the Compensation Committee approved grants of restricted stock and stock options to employees, including the NEOs, under the Second Amended and Restated ITC Holdings Corp. 2006 Long Term Incentive Plan, or LTIP. The primary purpose of the LTIP is to encourage equity ownership among our employees, non-employee directors and consultants in order to align their interests with the interests of our shareholders. The LTIP is designed to enhance our ability to attract, motivate and retain qualified managers and employees, and encourage strong performance. It also is designed to motivate future growth through individual performance and, in turn, strong Company performance. The amounts and terms of grants made under the LTIP are described in the narrative following the Grants of Plan-Based Awards Table in this proxy statement.

The Compensation Committee approved awards under the LTIP based on our CEO’s recommendation, which was derived from peer group data provided by our compensation consultant, Mercer, and was also based on the performance of the Company and executive. The awards were meant to reward, motivate and incent performance, as well as act as a retention mechanism. A total value for the award for each grantee was determined based on a percentage of salary. For the NEOs, the awards were targeted to be 200% of base salary for Mr. Welch, 175% of base salary for Ms. Blair and Mr. Bready, 156% of base salary for Mr. Jipping and 125% of base salary for Mr. Oginsky. For Mr. Welch, the total value for the award was generally weighted toward restricted stock, with the awards being granted 30% in options and 70% in restricted stock. The mix for the other NEOs was generally weighted toward options, with the awards being granted 30% in restricted stock and 70% in options. Total award values were determined as a percentage of their base salary and weighted between grants of restricted stock and options to continue our focus on rewarding and motivating performance and to further align their interests with those of shareholders. The percentages used in 2011 were higher than in 2010 as a result of moving our NEO’s target long-term incentive award opportunities closer to the peer group’s median and adjusting the NEO’s pay mix so it is more weighted on long-term equity incentives, which is consistent with our peer group’s market practice. Mercer provided the Compensation Committee with valuations of the options and restricted stock according to its Black-Scholes model, which was also applied to the equity awards of the peer group companies. In determining the size of grants under the LTIP and the split between options and restricted stock, the Compensation Committee considered the recommendation of the CEO in light of comparisons to peer company long-term incentive plan grants, expense to the Company and dilution of shareholder value, as well as amounts that it believes will motivate performance to achieve continued growth in shareholder value. The grants made to Messrs. Bready and Jipping approximated the 50th percentile of the peer group median for their respective positions, while the other NEOs’ grant amounts remain considerably below the respective peer group medians. The Compensation Committee continues to monitor and balance competitive practice, alignment with shareholders’ interests and cost considerations when making long-term incentive awards.

Other Components of Our Executive Compensation Programs

Pension Benefits.    As is common in our industry and as established pursuant to our initial formation requirements pursuant to the acquisition agreement with DTE Energy for ITCTransmission, we maintain a tax-qualified defined benefit retirement plan for eligible employees, comprised of a traditional pension component and a cash balance component. All employees, including the NEOs, participate in either the traditional component or the cash balance component. We have also established two supplemental nonqualified, noncontributory retirement benefit plans for selected management employees: the Management Supplemental Benefit Plan, or MSBP, in which only Mr. Welch participates and the Executive Supplemental Retirement Plan, or ESRP, in which all other NEOs participate. These plans provide for benefits that supplement those provided by our qualified defined benefit retirement plan. Benefits payable to the NEOs pursuant to the retirement plans are set by the terms of that plan. The Compensation Committee exercises no regular discretionary authority in the determination of benefits. The retirement plans may be modified, amended or terminated at any time, although no such action may reduce a NEO’s earned benefits and, with regard to the MSBP, changes must generally be agreed to by Mr. Welch. See Pension Benefits in this proxy statement for information regarding participation by the NEOs in our retirement plans as well as a description of the terms of the plans.

For Mr. Welch, the Change in Pension Value & Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table includes amounts associated with the MSBP. Mr. Welch retired under DTE Energy’s Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to compensate Mr. Welch for the value of benefits he would have received had he remained with DTE Energy, the Company agreed to establish the MSBP such that his retirement benefits would be calculated to include service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. The MSBP is described in detail in the Pension Benefits – Management Supplemental Benefit Plan section of this proxy statement following the Pension Benefits Table. The calculation of Mr. Welch’s benefit under the MSBP is affected by including awards to him under the Special Bonus Plan prior to May 17, 2006. The calculation also is affected by including awards to Mr. Welch under our former Dividend Equivalents Rights Plan, or DERP. The DERP was established in 2003 to preserve the value of options that previously were granted to executives and key employees upon a return of capital to shareholders that we issued that year. Under the DERP, upon affecting a return of capital to shareholders, a cash amount (equal to the per share return of capital multiplied by the number of options held by each executive and key employee) was credited to a bookkeeping account maintained for each DERP participant. Those amounts previously held in bookkeeping accounts under the DERP were paid out to each DERP participant in 2005 upon the plan’s termination.

Benefits and Perquisites.    The NEOs participate in a variety of benefit programs, which are designed to enable us to attract and retain our workforce in a competitive marketplace. These programs include our Savings and Investment Plan, which consists of a 401(k) component, a matching contribution component and a component that provides additional benefits for certain executives (“executive defined contribution plan”).

Our NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to minimize distractions from the NEOs’ attention to important Company initiatives, to facilitate their access to work functions and personnel, and to encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as auto allowance, financial, estate and legal planning, income tax return preparation, annual physical, club memberships, personal liability insurance, and relocation assistance, as well as reimbursements for income taxes related to the inclusion of the value of the payment by the Company of these perquisites. Additionally, we own aircraft to facilitate the business travel schedules of our executives and other employees, particularly to locations that do not provide efficient commercial flight schedules. Mr. Welch and guests traveling with him are permitted to travel for personal business on our aircraft, with an annual limit on total incremental expense to the Company of $125,000 for such personal travel. In 2011, the Compensation Committee reviewed market data showing the prevalence of various perquisites in American industry. These perquisites are further discussed in footnote 5 to the Summary Compensation Table in this proxy statement.

Potential Severance Compensation.    Pursuant to employment agreements, each NEO is entitled to certain benefits and payments upon a termination of his or her employment. Benefits and payments to be provided vary based on the circumstances of the termination. We believe it is important to provide this protection in order to ensure our NEOs will remain engaged and committed to us during an acquisition of the Company or other transition in management. See Employment Agreements and Potential Payments Upon Termination or Change in Control in this proxy statement for further detail on these employment agreements, including a discussion of the compensation to be provided upon termination or a change in control.

In addition to severance benefits identified in their employment agreements, NEOs are eligible to receive certain payments or benefits due to a termination of employment or change in control of the Company, which would be related to grants made under the 2003 Plan, the LTIP, or our benefits plans. The NEOs’ eligibility for such payments or benefits is identified in the descriptions of those plans in this proxy statement. Because these agreements are provided to satisfy different objectives than our regular compensation program, and because they are by definition contingent in nature, decisions made regarding these programs do not affect our regular compensation program.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, restricts the deductibility of executive compensation paid to a company’s chief executive officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1,000,000 in annual compensation (including the value of restricted stock as they vest and the gain from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). In general, our stock options and cash incentive compensation arrangements are designed to cause compensation realized in connection with the plans to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility, to the extent permissible.

Other components of our compensation program result in payments from time to time that would be subject to the restriction on deductibility, but we do not believe the effect of the restriction on us is currently material or that further action to qualify compensation for deductibility is necessary at this time. It may be appropriate to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that is consistent with the best interests of us and our shareholders, and we reserve the authority to approve non-deductible compensation in appropriate circumstances. We continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

Stock Ownership Guidelines

In furtherance of our objective to align the interests of management with shareholders, the Compensation Committee has adopted stock ownership guidelines applicable to officers. Under these guidelines, officers, including NEOs, must meet the applicable stock ownership guideline of the Company by the later of August 16, 2011 or the fifth anniversary of when the guidelines first become applicable to the individual. The guidelines require ownership of shares of our common stock valued at five times annual salary in the case of the chief executive officer, three times annual salary in the case of executive and senior vice presidents and two times annual salary in the case of any other officers. The Compensation Committee determined the ownership levels in reliance on comparisons to peer company stock ownership guideline policies. Shares issuable upon exercise of vested in-the-money stock options, shares (including shares of restricted stock) owned directly, shares owned through various employee benefit plans and shares previously owned by executives but placed in trust for family members count towards the ownership threshold. Stock ownership positions could be considered as a factor in promotion or succession decisions and failure to maintain the applicable minimum ownership threshold may result in payment of only a portion of annual incentives in our common stock or other action by the Compensation Committee. Restricted stock awards may not be sold after vesting unless the individual is in compliance with the applicable ownership guideline, subject to hardship exceptions approved by the chief executive officer (or by the Compensation Committee, in the case of an exception to be approved on behalf of the chief executive officer). The Compensation Committee may modify, amend, waive, suspend or rescind any aspect of the guidelines at any time. Each of the NEOs is in compliance with, or is on schedule to meet the requirements of, the policy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and, based on the review and discussions with management, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

WILLIAM J. MUSELER       RICHARD D. MCLELLAN       HAZEL R. O’LEARY       J.C. WATTS, JR.

Summary Compensation

The following table provides a summary of compensation paid or accrued by the Company and its subsidiaries to or on behalf of the NEOs for services rendered by them during each of the last three calendar years, as required by SEC rules and regulations. The material terms of plans and agreements pursuant to which certain items set forth below were paid are discussed elsewhere in Compensation of Executive Officers and Directors.

Summary Compensation Table

Name (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)		Stock Awards ($)(3) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value & Non- qualified Deferred Compensation Earnings ($)(5) (h)	All Other Compensation ($)(6) (i)	Total ($) (j)
Joseph L. Welch,	2011	$880,577	$1,386,602		$1,274,025	$478,273	$1,023,750	$5,573,426	$215,700	$10,832,353
President, CEO &	2010	$800,904	$1,288,217		$714,952	$613,504	$1,774,375	$4,215,989	$222,567	$9,630,508
Director	2009	$737,827	$1,164,369		$634,566	$555,063	$1,488,375	$147,370	$148,891	$4,876,461

Cameron M. Bready,	2011	$419,277	$122,670		$243,578	$497,888	$417,600	$112,230	$70,297	$1,883,540
EVP & CFO (7)	2010	$332,692	$26,024		$178,031	$360,023	$595,000	$62,357	$54,220	$1,608,347
	2009	$217,692	$219,706		$717,508	$317,896	$340,200	$21,904	$155,247	$1,990,153

Linda H. Blair,	2011	$448,308	$223,093		$243,578	$497,888	$417,600	$177,785	$53,974	$2,062,226
EVP & CBO	2010	$395,785	$199,225		$215,704	$436,142	$720,800	$109,134	$52,752	$2,129,542
	2009	$345,323	$189,752		$174,912	$364,523	$557,280	$43,345	$53,741	$1,728,876

Jon E. Jipping,	2011	$448,308	$134,528		$217,172	$443,829	$417,600	$277,361	$61,481	$2,000,279
EVP & COO	2010	$395,785	$98,016		$215,704	$436,142	$720,800	$170,742	$61,019	$2,098,208
	2009	$345,323	$99,959		$174,912	$364,523	$557,280	$84,414	$67,778	$1,694,189

Daniel J. Oginsky,	2011	$288,231	$91,962		$112,482	$229,939	$270,000	$127,357	$50,397	$1,170,368
SVP & General	2010	$271,039	$93,700		$91,560	$185,159	$459,000	$72,434	$52,453	$1,225,345
Counsel	2009	$255,208	$210,544	(2)	$137,307	$286,108	$437,400	$25,571	$49,077	$1,401,215

(1)

The compensation amounts reported in this column include, among others, special bonus awards under the Special Bonus Plan. Such bonuses are awarded at the sole discretion of the Compensation Committee. Special bonuses awarded by the Compensation Committee to date have been equal to per share dividend amounts paid by the Company multiplied by the number of options granted in 2003 and 2005 that continue to be held by plan participants and all such bonuses are now vested. In 2009, all NEOs received discretionary bonuses in recognition of certain achievements related to the Hugo to Valliant development project, which are included in this column. In 2009, Mr. Bready received a signing bonus and was reimbursed for a bonus he was required to repay to his predecessor employer. In 2009, Mr. Oginsky received a bonus paid pursuant to the Executive Cash Bonus Agreement which is further explained in footnote 2. In 2010, the NEOs received certain discretionary bonuses in recognition of the successful completion of certain significant milestones relating to Phase I and Phase II of the KETA transmission project, which are included in this column. In 2011, all NEOs received discretionary bonuses in recognition with the successful completion of certain significant regulatory milestones relating to the Kansas V-Plan transmission project, and Ms. Blair and Messrs. Bready, Jipping and Oginsky received discretionary bonuses in conjunction with the achievement of various qualitative factors, including the continued growth of the Company and the overall advancement of Company initiatives in 2011, which are included in this column. Each of these bonuses, other than those awarded under the Special Bonus Plan, is set forth in the following table under Other Bonuses:

Name	Year	Special Bonus ($)	Other Bonuses ($)	Total Bonus ($)
Joseph L. Welch	2011	$1,269,740	$116,863	$1,386,603
	2010	$1,209,716	$78,501	$1,288,217
	2009	$1,154,309	$10,060	$1,164,369
Cameron M. Bready	2011	—	$122,670	$122,670
	2010	—	$26,024	$26,024
	2009	—	$219,706	$219,706
Linda H. Blair	2011	$125,423	$97,670	$223,093
	2010	$168,419	$30,806	$199,225
	2009	$185,985	$3,767	$189,752
Jon E. Jipping	2011	$36,858	$97,670	$134,528
	2010	$67,210	$30,806	$98,016
	2009	$96,192	$3,767	$99,959
Daniel J. Oginsky	2011	$31,141	$60,821	$91,962
	2010	$72,194	$21,506	$93,700
	2009	$81,674	$128,870	$210,544

(2)	The compensation amount reported in 2009 for Mr. Oginsky includes the bonus paid pursuant to the Executive Cash Bonus Agreement. In February 2006, the Compensation Committee approved the Executive Cash Bonus Agreement between the Company and Mr. Oginsky to offer him additional financial incentive to provide continuing services to the Company in lieu of the equity-based compensation previously received by other executive officers. The agreement provided that Mr. Oginsky would receive a cash bonus in the amount of $120,000 on August 1 of each of the years 2006, 2007, 2008 and 2009. The bonus for any year would not have been payable if Mr. Oginsky’s employment had been terminated by him without “good reason” or by the Company for “cause” (each as defined in the Executive Cash Bonus Agreement) prior to August 1 of such year. If Mr. Oginsky’s employment was otherwise terminated, he was entitled to receive all unpaid bonus payments in a lump sum within 15 days after termination. The final installment under this agreement was paid in 2009.

(3)	The amounts reported in these columns represent the fair value of stock option and restricted stock awards granted to the NEOs under the LTIP, excluding any forfeiture reserves recorded for these awards. Restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the share price on that date. The grant date present value of the stock options was determined in accordance with FASB ASC Topic 718 using a Black-Scholes option pricing model and the following assumptions:

Year	Remaining Future Life of Option	Expected Volatility	Risk Free Interest Rate	Expected Life (Years)	Expected Dividend Yield	Share Price at Grant Date*
2011	9.3	29.8%	2.14%	6	1.86%	$72.15
2010	8.3	37.4%	2.47%	6	2.44%	$52.47
2009	7.3	37.5%	2.44%	6	2.95%	$41.37

*	For the restricted stock award granted to Mr. Bready upon his employment, the share price on the date of grant was $43.28.

The amounts in the stock awards column also include deferred stock units paid pursuant to dividend equivalent rights relating to the unsettled portion of a deferred stock unit grant made to Mr. Welch pursuant to the LTIP in 2008. The units were fully earned upon grant but settled in three equal annual installments beginning in February 2008 at the same time as the units on which the dividend equivalents were received.

The weighted average grant date fair value of the deferred stock units awarded was $57.60 in 2010 and $43.54 in 2009. As of December 31, 2011, there were no deferred stock units awarded or outstanding.

(4)	The amounts reported in this column include cash awards tied to the achievement of annual Company performance goals under our bonus plan in effect for each of 2011, 2010 and 2009. Each year, the Compensation Committee sets the targets for bonuses as well as the appropriate financial and operational metrics. For 2009 and 2010, the Compensation Committee selected safety, reliability compliance, outage frequency, priority maintenance activities, capital project plan, non-field O&M, and earnings before interest, taxes, depreciation and amortization. In 2011, the Compensation Committee replaced earnings before interest, taxes, depreciation and amortization with earnings before interest and taxes plus allowance for funds used during construction.

(5)	All amounts reported in this column pertain to the tax-qualified defined benefit pension plan and two supplemental nonqualified, noncontributory retirement plans maintained by the Company. None of the income on nonqualified deferred compensation was above-market or preferential. Variations in the amounts from year to year reflect the change in assumption values on which the benefits are calculated, for which the formula has not been revised. The amount for Mr. Welch was abnormally low in 2009 due to an increase in his assumed retirement age from 62 to 65.

(6)	All Other Compensation includes amounts for auto allowance, financial, estate and legal planning, income tax return preparation, annual physical, club memberships, personal liability insurance, relocation assistance, home security system, personal use of company aircraft and for other benefits such as Company contributions on behalf of the NEOs pursuant to the matching and executive defined contribution plan components of the Savings and Investment Plan, as well as reimbursements for income taxes related to the inclusion of the value of the payment by the Company of these perquisites. Perquisites have been valued for purposes of these tables on the basis of the aggregate incremental cost to the Company. The incremental cost of the personal use of the Company aircraft was determined based upon the Company’s expenses incurred in connection with the actual costs of maintenance, landing, parking, crew and catering and estimated fuel costs relating to Mr. Welch’s hours of use of the plane. Fuel expense was determined by calculating the average fuel cost for the month and the average amount of fuel used per hour. These benefits and perquisites for 2011, 2010 and 2009 are itemized in the table below as required by applicable SEC rules.

Name	Year	401(k) Match	Executive Defined Contribution Plan — Employer Contribution	Tax Reimbursements	Relocation Assistance	Personal Use of Company Aircraft	Home Security System	Other Benefits	Total
Joseph L. Welch	2011	$14,700	$18,800	$59,672	—	$71,107	$19,926	$31,495	$215,700
	2010	$14,700	$17,800	$72,813	—	$58,478	$38,300	$20,475	$222,566
	2009	$14,700	$17,800	$41,075	—	$45,883	—	$29,433	$148,891

Cameron M. Bready	2011	$13,150	$16,000	$16,984	—	—	—	$24,163	$70,297
	2010	$13,150	$15,300	$10,693	—	—	—	$15,076	$54,219
	2009	$9,886	$13,103	$400	$124,043	—	—	$7,815	$155,247

Linda H. Blair	2011	$13,150	$18,800	$9,639	—	—	—	$12,385	$53,974
	2010	$13,150	$14,800	$10,762	—	—	—	$14,040	$52,752
	2009	$13,150	$17,800	$3,818	—	—	—	$18,974	$53,742

Jon E. Jipping	2011	$13,150	$18,800	$12,512	—	—	—	$17,019	$61,481
	2010	$13,150	$17,800	$12,837	—	—	—	$17,232	$61,019
	2009	$13,150	$17,800	$9,545	—	—	—	$27,283	$67,778

Daniel J. Oginsky	2011	$13,150	$18,800	$7,722	—	—	—	$10,725	$50,397
	2010	$13,150	$17,800	$8,953	—	—	—	$12,551	$52,454
	2009	$13,150	$17,800	$3,017	—	—	—	$15,109	$49,076

(7)	Mr. Bready joined the Company in April 2009.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a NEO during 2011.

Grants of Plan-Based Awards Table

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(2) (l)
		Threshold ($) (c)	Target ($)(1) (d)	Maximum ($)(1) (e)
Joseph L. Welch	5/25/11	—	—	—	—	25,480	$72.15	$478,273
	5/25/11	—	—	—	17,658	—	—	$1,274,025
		—	$1,137,500	$2,275,000	—	—	—	—
Cameron M. Bready	5/25/11	—	—	—	—	26,525	$72.15	$497,888
	5/25/11	—	—	—	3,376	—	—	$243,578
		—	$464,000	$928,000	—	—	—	—
Linda H. Blair	5/25/11	—	—	—	—	26,525	$72.15	$497,889
	5/25/11	—	—	—	3,376	—	—	$243,578
		—	$464,000	$928,000	—	—	—	—
Jon E. Jipping	5/25/11	—	—	—	—	23,645	$72.15	$443,829
	5/25/11	—	—	—	3,010	—	—	$217,172
		—	$464,000	$928,000	—	—	—	—
Daniel J. Oginsky	5/25/11	—	—	—	—	12,250	$72.15	$229,939
	5/25/11	—	—	—	1,559	—	—	$112,482
		—	$300,000	$600,000	—	—	—	—

(1)	The compensation reported reflects the annual cash awards tied to the achievement of annual Company performance goals under our 2011 bonus plan. The target payout for 2011 was set at 125% of base salary for Mr. Welch and 100% of base salary for the other NEOs (as adjusted in May 2011). The amount shown in Column (e) represents the potential payout based on maximum achievement of the bonus goals and the performance factor, under which NEOs’ annual bonus awards could be increased up to two times the target amount based on our total return to shareholders compared to the Dow Jones Utility Average Index. The actual bonus payments earned were based on an achievement of 90% of bonus targets and a performance factor of 1.0. Actual dollar amounts paid are disclosed and reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Plan awards were earned in 2011 and paid in February 2012. For more information regarding the corporate goals for 2011, see Compensation Discussion and Analysis — Key Components of Our NEO Compensation Program — Bonus Compensation.

(2)	Grant Date Fair Value consists of stock options and restricted stock awarded under the LTIP with a grant date of May 25, 2011. See footnote 3 of the Summary Compensation Table for a description of the inputs used to value the stock options under the Black-Scholes option pricing model. The restricted stock awards reflected here are recorded at fair value at the date of grant, which was $72.15 per share for the May 25, 2011 grants.

The Compensation Committee has established bonus targets as a percentage of the base salary for each NEO in consideration of benchmarking data on total cash compensation, the importance of the NEO’s position to the success of the Company, our need to create meaningful incentives to enhance performance and the culture of teamwork that makes our company successful. The Compensation Committee does not have a pre-established targeted allocation of cash compensation.

The Compensation Committee may grant stock options, restricted stock, restricted stock units and performance based awards in the form of equity or cash under the LTIP with the terms of each award set forth in a written agreement with the recipient. Equity-based grants made in 2011 to the NEOs under the LTIP were made pursuant to terms stated in a restricted stock award agreement and an option agreement.

The restricted stock award agreements provide that, so long as the grantee remains employed by us, the restricted stock fully vests upon the earlier of (i) the third anniversary of the grant date, (ii) the grantee’s death or permanent disability, or (iii) a “change in control” (as defined in the LTIP). If the grantee’s employment is terminated for any reason other than retirement at or after age 65, death or disability prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock, unless otherwise determined by the Compensation Committee. If the grantee’s employment is terminated due to retirement, the stock will vest pro rata based on service time since the grant date and the remaining unvested shares will be canceled. The restricted stock award agreements also provide that restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.

The option agreements provide that the options become exercisable in three equal annual installments beginning on the one year anniversary of the grant date so long as the grantee remains employed by us. The options become fully exercisable immediately upon (i) the grantee’s death or permanent disability or (ii) upon a “change in control” (as defined in the LTIP). The Compensation Committee has the right to accelerate vesting or extend the time for exercise. The exercise price of the options is the fair market value per share of our common stock on the grant date. The grantee may pay the exercise price in cash, with previously acquired shares that have been held at least six months or pursuant to a broker-assisted cashless exercise method. The stock options will expire 10 years after the grant date and will immediately terminate to the extent not yet exercisable if the grantee’s employment with us is terminated for any reason other than retirement at or after age 65, death or disability. If the grantee’s employment is terminated other than due to retirement at or after age 65, death or disability on or after the date the options first become exercisable, then the grantee has the right to exercise the option for three months after termination of employment to the extent exercisable on the date of termination. If the grantee retires from the Company at or after age 65, the options will continue to vest on the normal schedule and the grantee has the right to exercise the option at any time during the remaining term to the extent it was exercisable and not previously exercised. If the grantee’s employment terminates due to death or disability, the grantee or the grantee’s estate has the right to exercise the option at any time during the remaining term to the extent it was exercisable and not previously exercised. The option agreements also provide that options issued to the grantee may not be transferred by the grantee except pursuant to a will or the applicable laws of descent and distribution or transfers to which the Compensation Committee has given prior written consent. Until the issuance of shares of stock pursuant to the exercise of stock options, holders of stock options granted under the option agreements have no rights of holders of our common stock.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to unexercised options and shares of stock that have not vested as of the end of 2011 held by the NEOs.

Outstanding Equity Awards at Fiscal Year-End Table

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)
Joseph L. Welch	601,778	—	$7.48	2/28/2013	—		—
	321,669	—	$23.00	7/25/2015	—		—
	7,758	—	$33.00	8/16/2016	—		—
	16,192	16,192	$42.82	8/15/2017	—		—
	18,287	—	$56.88	8/13/2018	—		—
	—	15,511	$41.37	5/19/2019	—		—
	—	25,544	$52.47	5/18/2020	—		—
	—	25,480	$72.15	5/25/2021	—		—
					6,072	(3)	$460,743
					15,022	(4)	$1,139,869
					13,492	(5)	$1,023,773
					17,658	(6)	$1,339,889
Cameron M. Bready	17,767	8,884	$41.37	5/19/2019	—		—
	7,495	14,990	$52.47	5/18/2020	—		—
	—	26,525	$72.15	5/25/2021	—		—
					13,054	(7)	$990,538
					3,687	(4)	$279,770
					3,393	(5)	$257,461
					3,376	(6)	$256.171
Linda H. Blair	30,296	—	$7.48	4/15/2013	—		—
	53,612	—	$23.00	7/25/2015	—		—
	9,082	—	$33.00	8/16/2016	—		—
	8,056	2,014	$42.82	8/15/2017	—		—
	18,765	—	$56.88	8/13/2018	—		—
	20,373	10,187	$41.37	5/19/2019	—		—
	9,080	18,159	$52.47	5/18/2020	—		—
	—	26,525	$72.15	5/25/2021	—		—
					1,295	(3)	$98,265
					4,228	(4)	$320,821
					4,111	(5)	$311,943
					3,376	(6)	$256,171
Jon E. Jipping	26,806	—	$23.00	7/25/2015	—		—
	8,662	—	$33.00	8/16/2016	—		—
	8,056	2,014	$42.82	8/15/2017	—		—
	18,765	—	$56.88	8/13/2018	—		—
	20,373	10,187	$41.37	5/19/2019	—		—
	9,080	18,159	$52.47	5/18/2020	—		—
	—	23,645	$72.15	5/25/2021	—		—
					1,295	(3)	$98,265
					4,228	(4)	$320,821
					4,111	(5)	$311,943
					3,010	(6)	$228,399

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)
Daniel J. Oginsky	15,339	—	$23.00	7/25/2015	—		—
	6,576	—	$33.00	8/16/2016	—		—
	5,179	1,295	$42.82	8/15/2017	—		—
	12,438	—	$56.88	8/13/2018	—		—
	15,991	7,995	$41.37	5/19/2019	—		—
	3,855	7,709	$52.47	5/18/2020	—		—
	—	12,250	$72.15	5/25/2021	—		—
					832	(3)	$63,132
					3,319	(4)	$251,846
					1,745	(5)	$132,411
					1,559	(6)	$118,297

(1)	Each option has a ten year term from the date of grant. Options granted prior to 2008 vest in five equal annual installments beginning on the first anniversary of the grant date. Options granted in 2008 and after vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)	Value was determined by multiplying the number of shares that have not vested by the closing price of our common stock as of December 30, 2011 ($75.88 per share).

(3)	The outstanding shares of restricted stock vest five years after the date of the grant, which was August 15, 2007.

(4)	The outstanding shares of restricted stock vest three years after the date of the grant, which was May 19, 2009.

(5)	The outstanding shares of restricted stock vest three years after the date of the grant, which was May 18, 2010.

(6)	The outstanding shares of restricted stock vest three years after the date of the grant, which was May 25, 2011.

(7)	The outstanding shares of restricted stock vest five years after the date of the grant, which was April 6, 2009.

Equity grants made to NEOs in 2011 were made pursuant to the LTIP. The terms of these grants are described above in the narrative discussion accompanying the Grants of Plan-Based Awards Table, which terms apply to grants made in 2010, 2009 and 2008 as well. Prior equity grants under the LTIP have substantially the same terms as the post-2008 grants, except that the vesting period of the prior grants is five years rather than three.

Prior to 2006, we awarded equity-based compensation under the 2003 Stock Purchase and Option Plan, which was established in 2003 and amended in 2005, with approval of our shareholders. The plan provides for the granting of equity awards, which have consisted of the right to purchase shares of common stock as well as the right to receive grants of restricted common stock and options to purchase shares of common stock. The Compensation Committee administers the plan. Options previously granted under this plan generally vest and become exercisable at the rate of 20% per year over five years beginning one year after grant, assuming the recipient of the option retires at or after age 65 or continues to be employed during such time by us or any of our subsidiaries, and expire on the tenth anniversary of the date of the grant. In addition, the options automatically become exercisable in the event of the recipient’s death or disability and immediately prior to a “change of ownership” of the Company (as defined in the 2003 Stock Purchase and Option Plan). Upon retirement at or after age 65, options will continue to vest on their normal vesting schedule and, once exercisable, may be exercised at any time before they otherwise expire. The options expire earlier in the event of the termination of the option holder’s employment (other than due to retirement at or after age 65, death or disability) or certain change in ownership events. All awards previously granted to NEOs under this plan have fully vested.

Option Exercises and Stock Vested

The following table provides information with respect to options exercised by the NEOs during 2011 and shares of restricted stock held by the NEOs that vested during 2011.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Joseph L. Welch	159,975	$3,976,300	7,281	$518,869
Cameron M. Bready	—	—	—	—
Linda H. Blair	30,000	$1,969,078	3,732	$265,548
Jon E. Jipping	—	—	3,678	$261,659
Daniel J. Oginsky	30,000	$1,411,389	2,544	$181,078

(1)	Equals the stock price on the NYSE on the exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)	Equals the stock price on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits

The following table provides information with respect to each pension benefit plan that provides for payments or other benefits at, following or in connection with retirement. Those plans are the International Transmission Company Retirement Plan (the “Qualified Plan”), the MSBP and the ESRP.

Pension Benefits Table

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)	Present Value of Accumulated Benefit ($)(2) (d)
Joseph L. Welch	Cash Balance Component	8.83	$161,229
	Special Annuity Credit	8.83	$962,523
	Total Qualified Plan		$1,123,752
	MSBP	40.92	$18,200,842
Cameron M. Bready	Cash Balance Component	2.75	$46,156
	Total Qualified Plan		$46,156
	ESRP	2.75	$150,335
Linda H. Blair	Cash Balance Component	17.58	$171,884
	ESRP Shift	8.83	$25,243
	Total Qualified Plan		$197,127
	ESRP	8.83	$405,921
Jon E. Jipping	Traditional Component	21.00	$520,584
	Total Qualified Plan		$520,584
	ESRP	6.92	$388,760
Daniel J. Oginsky	Cash Balance Component	7.17	$111,404
	Total Qualified Plan		$111,404
	ESRP	7.00	$258,165

(1)	Credited service is estimated as of December 31, 2011 and represents the service reflected in the determination of benefits. For determining vesting, service with DTE Energy is counted for all plans shown in the table except for the ESRP, as explained below.

For Ms. Blair and Mr. Jipping, the credited service for the traditional and cash balance components of the Qualified Plan include service with DTE Energy. The Company began operations on February 28, 2003, following its acquisition of ITCTransmission from DTE Energy. As of that date, the benefits from DTE Energy’s qualified plan that had accrued, as well as the associated assets from DTE Energy’s pension trust, were transferred to the Company’s plan. Therefore, even though DTE Energy service is included in determining the benefits under the traditional and cash balance components of the Qualified Plan, the benefits associated with this additional service do not represent a benefit augmentation, but rather a transfer of benefit liability and associated assets from DTE Energy’s qualified plan to the Qualified Plan. With respect to the ESRP, credited service includes Company service only for the period during which the NEO was an ESRP participant.

Mr. Welch’s credited service for the Qualified Plan only includes service with the Company because he retired under DTE Energy’s qualified plan concurrent with commencing employment with the Company. As a result, unlike the other NEOs, his benefits under DTE Energy’s qualified plan were not transferred to the Qualified Plan. Mr. Welch also retired under DTE Energy’s Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to compensate Mr. Welch for the value of benefits he would have received had he remained with DTE Energy, the Company agreed to establish its MSBP such that benefits would be calculated including service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. We estimate that $4.6 million of the Estimated Present Value of Accumulated Benefit is the value of the augmentation of benefits resulting from including Mr. Welch’s 32 years of service with DTE Energy.

(2)	The “Estimated Present Value of Accumulated Benefit” is the estimated lump-sum equivalent value measured as of December 31, 2011 (the “measurement date” used for financial accounting purposes) of the benefit that was earned as of that date. Certain benefits are payable as an annuity only, not as a lump sum, and/or may not be payable for several years in the future. The values reflected are based on several assumptions. The date at which the present values were estimated was December 31, 2011. The rate at which future expected benefit payments were discounted in calculating present values was 4.75%, the same rate used for fiscal year 2011 financial accounting of the Qualified Plan. The future annual earnings rate on account balances under the cash balance and ESRP shift components of the Qualified Plan, and for ESRP benefits, was assumed to be 3.18% for 2011 and 4.0% thereafter.

We assumed no NEOs would die or become disabled prior to retirement, or terminate employment with us prior to becoming eligible for benefits unreduced for early retirement. The assumed retirement age for each executive was generally the earliest age at which benefits unreduced for early retirement were available under the respective plans. For the traditional component of the defined benefit plan, that age is the earlier of (1) age 58 with 30 years of service (including service with DTE Energy), or (2) age 60 with 15 years of service. For consistency, we generally use the same assumed retirement commencement age for other benefits, including benefits expressed as an account value where the concept of benefit reductions for early retirement is not meaningful. The assumed retirement benefit commencement ages for the respective NEOs were as follows:

•	Mr. Welch: Age 65
•	Mr. Bready Age 58
•	Ms. Blair: Age 58
•	Mr. Jipping: Age 58
•	Mr. Oginsky Age 58

Post-retirement mortality was assumed to be in accordance with the RP-2000 table projected for future mortality improvements to 2012 using Scale AA. Benefits under the traditional component of the Qualified Plan were assumed to be paid as a monthly annuity payable for the lifetime of the employee. Under the MSBP, benefits are payable for Mr. Welch’s life with a minimum payment period of 15 years guaranteed. For all other benefits, payment was assumed to be as a single lump sum, although other actuarially equivalent forms are available.

We maintain one tax-qualified noncontributory defined benefit pension plan and two supplemental nonqualified, noncontributory defined benefit retirement plans. First, we maintain the Qualified Plan, which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. Generally, all of our salaried employees, including the NEOs, are eligible to participate.

Second, we maintain the MSBP, in which Mr. Welch is the only participant. The MSBP provides additional retirement benefits that are not tax-qualified.

Third, we maintain the ESRP, in which Ms. Blair and Messrs. Bready, Jipping and Oginsky participate. The ESRP provides additional retirement benefits which are not tax qualified.

The following describes the Qualified Plan, the MSBP, and the ESRP, and pension benefits provided to the NEOs under those plans.

Qualified Plan

There are two primary retirement benefit components of the Qualified Plan. Each NEO earns benefits from the Company under only one of these primary components.

Because our first operating utility subsidiary was acquired from DTE Energy, a component of the Qualified Plan bears relation to the DTE Energy Corporation Retirement Plan (the “DTE Plan”). Generally, persons who were participants in the “traditional component” of the DTE Plan as of February 28, 2003 (the date ITCTransmission was acquired from DTE Energy) earn benefits under the traditional component of our Qualified Plan. All other participants earn benefits under the cash balance component. Mr. Welch began receiving retirement benefits under the traditional component of the DTE Plan before beginning his employment with us, and is earning benefits under the cash balance component of the Qualified Plan. In addition to the traditional and cash balance components, Mr. Welch earns a special annuity credit described below, and Ms. Blair has benefits under the ESRP shift, also described below.

Benefits under the Qualified Plan are funded by an irrevocable tax-exempt trust. A NEO’s benefit under the Qualified Plan is payable from the assets held by the tax-exempt trust.

NEOs become fully vested in their normal retirement benefits described below with 3 years of service, including service with DTE Energy, or upon attainment of the plan’s normal retirement age of 65. If a NEO terminates employment with less than 3 years of service, the NEO is not vested in any portion of his or her benefit.

Traditional Component of Qualified Plan

Mr. Jipping participates in the traditional component of the Qualified Plan. The benefits are determined under the following formula, stated as an annual single life annuity payable in equal monthly installments at the normal retirement age of 65: 1.5% times average final compensation times credited service up to 30 years, plus 1.4% times average final compensation times credited service in excess of 30 years. Credited service includes service with DTE Energy. Although benefits under the formula are defined in terms of a single life annuity, other annuity forms (e.g., joint and survivor benefits) are available that have the same actuarial value as the single life annuity benefit. The benefits are not payable in the form of a lump sum.

Average final compensation is equal to one-fifth of the NEO’s salary (excluding any bonuses or special pay) during the 260 consecutive weeks of credited service at any time during the NEO’s employment that results in the highest average.

Benefits provided under the Qualified Plan are based on compensation up to a compensation limit under the Internal Revenue Code (which was $245,000 in 2011, and is indexed in future years). In addition, benefits provided under the Qualified Plan may not exceed a benefit limit under the Internal Revenue Code (which was $195,000 payable as a single life annuity beginning at normal retirement age in 2011).

NEOs may retire with a reduced benefit as early as age 45 after 15 years of credited service. If a NEO has 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below 58. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 58 and older:	100%
Age 55:	85%
Age 50:	40%

If a NEO has less than 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below age 60. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 60 and older:	100%
Age 55:	71%
Age 50:	40%

If a NEO terminates employment prior to earning 15 years of credited service, the annuity benefit may not commence prior to attaining age 65. If the NEO terminates employment after earning 15 years of credited service but below age 45, the benefit may commence as early as age 45. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 65 and older:	100%
Age 60:	58%
Age 55:	36%
Age 50:	23%
Age 45:	16%

Mr. Jipping attained eligibility for immediate retirement at the end of 2011. Mr. Jipping’s annual accrued benefit payable monthly as an annuity for his lifetime, beginning at age 65, is approximately $75,300. He is fully vested.

Cash Balance Component of Qualified Plan

Ms. Blair and Messrs. Welch, Bready and Oginsky participate in the cash balance component of the Qualified Plan. The benefits are stated as a notional account value.

Each year, a NEO’s account is increased by a “contribution credit” equal to 7% of pay. For this purpose, pay is equal to base salary plus bonuses and overtime up to the same compensation limit as applies under the traditional component of the Qualified Plan ($245,000 in 2011). Each year, a NEO’s account is also increased by an “interest credit” based on 30-year Treasury rates.

Upon termination of employment, a vested NEO may elect full payment of his or her account. Alternate forms of benefit (e.g., various forms of annuities) are available as well that have the same actuarial value as the account.

As of January 1, 2012, Ms. Blair and Messrs. Welch and Oginsky are fully vested, and are entitled to immediate payment of their account value on termination of employment, even if before normal retirement age. Ms. Blair’s estimated account value as of year end 2011 is approximately $194,000, Mr. Welch’s is approximately $164,000 and Mr. Oginsky’s is approximately $129,000. Mr. Bready is not vested; his estimated account value as of December 31, 2011 is $53,000.

Special Annuity Credit for Mr. Welch in the Qualified Plan

In addition to his cash balance account, Mr. Welch earns an additional benefit in the Qualified Plan. This benefit is stated as a single life annuity payable in equal monthly installments, equal to $10,000 times years of credited service after February 28, 2003 up to ten years of credited service (i.e., the maximum benefit is $100,000 per year). Other annuity forms are available that are actuarially equivalent to the single life annuity.

Because Qualified Plan benefits are offset against the otherwise determined MSBP benefits (see below), the effect of this benefit is to shift benefits from the MSBP, a nonqualified plan, to the Qualified Plan, which affords certain tax benefits to the Company and Mr. Welch. As of year end 2011, Mr. Welch had earned an annual special annuity credit payable for his lifetime in equal monthly installments totaling $88,333 per year. He is vested in, but not currently eligible to retire and receive, this benefit.

ESRP Shift Benefit in Qualified Plan

The ESRP provides notional account accruals similar to the cash balance component of the Qualified Plan. The “compensation credit” to the NEO’s notional account, analogous to the contribution credit in the cash balance component of the Qualified Plan, is equal to 9% of base salary plus actual bonus earned under the Company’s annual bonus plan. The “investment credit,” analogous to the interest credit in the cash balance component of the Qualified Plan, is similarly based on 30-year Treasury rates.

The ESRP shift benefit is an amount that would otherwise be payable from the ESRP, but is instead being paid from the Qualified Plan, subject to applicable qualified plan legal limits on the ability to discriminate in favor of highly paid employees. The NEO’s cash balance account is increased by any amounts shifted from the ESRP. As with Mr. Welch’s special annuity credit, the purpose of the benefit is to provide the NEOs and the Company the tax advantages of providing benefits through a qualified plan.

Ms. Blair has received ESRP shift additions to her Qualified Plan cash balance account. There was no shift of compensation credits for 2011, although previous shifts have continued to earn interest credits. As of year-end 2011, her ESRP shift balance was $28,544.

Management Supplemental Benefit Plan

The benefit provided by the MSBP is payable as an annuity beginning on the earliest date following termination of employment that is permitted under Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation). The purpose of the MSBP is to provide an overall target level of benefits based on all years of service, including with DTE Energy. The MSBP benefit is equal to this overall target offset by all benefits earned under the Qualified Plan, the DTE Plan, and DTE Energy’s Management Supplemental Benefit Plan, a nonqualified plan.

The MSBP target before offsets, expressed as an annual single life annuity with 15 years of payments guaranteed commencing at age 60 (the MSBP normal retirement age) or later, is equal to: (1) 60% plus 0.5% for each year of total service in excess of 25 years, times (2) “average final compensation.”

Mr. Welch is currently eligible to retire with an immediate benefit under the MSBP. The life annuity with 15 years of guaranteed payments is the only form of benefits payable under the plan. A lump sum is not available.

“Average final compensation” is equal to one-fifth of Mr. Welch’s compensation during the 260 weeks, not necessarily consecutive, of Company service that results in the highest average. Compensation is equal to salary plus any bonuses, excluding Special Bonus Amounts paid after May 17, 2006 under the Special Bonus Plan. Unlike the Qualified Plan, for the MSBP there is no limit on the amount of pay taken into account.

For purposes of calculating average final compensation, amounts paid by DTE Energy are considered in selecting the highest 260 weeks. Further, each bonus payment that is considered compensation is mapped to the single week it was paid before the highest 260 weeks are selected. Therefore, although compensation is averaged over the number of weeks in 5 years, the average final compensation includes well over 5 years of bonuses.

As of December 31, 2011, if Mr. Welch would have retired, he would have received an annual MSBP benefit of approximately $1,527,000 after offsets, payable as an annuity for his lifetime with a minimum payment period of 15 years guaranteed.

The MSBP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the MSBP, except in the event of the Company’s bankruptcy, in which case the assets are available to general creditors.

Executive Supplemental Retirement Plan

The ESRP is a nonqualified retirement plan. Only selected executives participate, including Ms. Blair and Messrs. Bready, Jipping and Oginsky. Mr. Welch does not participate. The purpose of the ESRP is to promote the success of the Company and its subsidiaries by providing the ability to attract and retain talented executives by providing such designated executives with additional retirement benefits.

The ESRP resembles the cash balance component of the Qualified Plan in that benefits are expressed as a notional account value and the vested account balance is payable as a lump sum on termination of employment, although an installment option of equivalent value is also available.

Each year, a NEO’s account is increased by a “compensation credit” equal to 9% of pay. For this purpose, pay is equal to base salary plus bonuses under the Company’s annual bonus plan. There is no limit on compensation that may be taken into account as in the Qualified Plan. Each year, a NEO’s account is also increased by an “investment credit” equal to the same earnings rate as the interest credit in the cash balance component of the Qualified Plan, based on 30-year Treasury rates.

The plan has been in effect since March 1, 2003. Vesting occurs at 20% for each year of participation and years of service at DTE Energy are not counted toward vesting. As of December 31, 2011, Ms. Blair and Messrs. Jipping and Oginsky were fully vested and Mr. Bready was 40% vested.

As noted above in the description of the Qualified Plan, a portion of the ESRP account balance may be shifted to the cash balance component of the Qualified Plan each year, as permitted under the rules for qualified plans. Such a shift allows the NEOs to become immediately vested in the account values shifted, and confers certain tax advantages to the NEOs and us. As of December 31, 2011, the ESRP account values, net of the amounts shifted to the Qualified Plan, are as follows:

Mr. Bready	$174,218
Ms. Blair:	$459,006
Mr. Jipping:	$427,650
Mr. Oginsky:	$299,181

The ESRP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the ESRP, except in the event of the Company’s bankruptcy, in which case the assets are available to general creditors.

Nonqualified Deferred Compensation

We maintain the Executive Deferred Compensation Plan under which nonqualified deferred compensation is permissible. Only selected officers of the Company, including the NEOs, are eligible to participate in this plan and only Mr. Welch has deferred income under this plan. NEOs are allowed to defer up to 100% of their salary and bonus. Investment earnings are based on the same investment options available under the qualified Savings and Investment Plan (401(k) Plan), and are selected by the individual NEOs. Distributions will generally be made at the NEO’s termination of employment for any reason. The following table provides information with respect to the plan that allows for the deferral of compensation on a basis that is not tax-qualified. There were no Company contributions, executive contributions or withdrawals or other distributions pursuant to the plan during 2011.

Nonqualified Deferred Compensation Table

Name (a)	Aggregate Earnings in Last FY ($) (d)		Aggregate Balance at Last FYE ($) (f)
Joseph L. Welch(1)	-$	5,744	$510,000
Cameron M. Bready		—	—
Linda H. Blair		—	—
Jon E. Jipping		—	—
Daniel J. Oginsky		—	—

(1)	None of this amount is reported in the Summary Compensation Table, as none of it is above-market or preferential.

Employment Agreements and Potential Payments Upon Termination or Change in Control

As referenced above, we have entered into employment agreements with each of the NEOs. The employment agreements are subject to automatic one-year employment term renewals each year on the anniversary of the effective date of the agreement, unless either party provides the other with 30 days advance written notice of intent not to renew the employment term. Under the employment agreements, Mr. Welch reports to our Board of Directors and all of the other NEOs report to Mr. Welch.

The employment agreements also state each NEO’s annual base salary, which is subject to annual review and increase by our Board of Directors in its discretion. The employment agreements also provide that NEOs are eligible to receive an annual cash bonus, subject to our achievement of certain performance targets established by our Board of Directors, as detailed in the Compensation Discussion and Analysis section of this proxy statement. The employment agreements also provide the NEOs with the right to participate in certain welfare and pension benefits, including the right to participate in certain tax qualified and non-tax-qualified defined benefit and defined contribution plans and retiree welfare benefit plan.

In addition, the NEOs’ employment agreements provide for payments by us of certain benefits upon termination of employment. The rights available at termination depend on the situation and circumstances surrounding the terminating event. The terms “Cause” and “Good Reason” are used in the employment agreements of each NEO and an understanding of these terms is necessary to determine the appropriate rights for which a NEO is eligible. The terms are defined as follows:

•

Cause means: a NEO’s continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the NEO of such failure; dishonesty in the performance of the NEO’s duties; a NEO’s conviction of, or plea of nolo contender to a crime constituting a felony, a misdemeanor involving moral turpitude, willful malfeasance or willful misconduct in connection with a NEO’s duties; or any act or omission which is injurious to the financial condition or business reputation of the Company.

•

Good reason means: a greater than 10% reduction in the total value of the NEO’s base salary, target bonus, and employee benefits; if the NEO’s responsibilities and authority are substantially diminished; and if the NEO’s work location is relocated to more than fifty (50) miles from Novi, Michigan or Ann Arbor, Michigan.

If a NEO’s employment with us is terminated without cause by the Company or by the NEO for good reason (as such terms are defined in the employment agreements), the NEO will receive:

•	any accrued but unpaid compensation and benefits. For each of the NEOs, the benefits include:

•	Mr. Welch: annual Special Annuity Credit and cash balance under the Qualified Plan, and annual MSBP benefit;

•	Mr. Bready: cash balance under the Qualified Plan and vested portion of ESRP balance;

•	Ms. Blair: cash balance and ESRP shift under the Qualified Plan and vested portion of ESRP balance;

•	Mr. Jipping: annual benefit under the traditional component of the Qualified Plan and vested portion of ESRP balance; and

•	Mr. Oginsky: cash balance under the Qualified Plan and vested portion of ESRP balance.

•

continued payment of the NEO’s annual rate of base salary for two years (plus, for Mr. Welch only, an amount equal to the average of each of the annual bonuses that were payable to him for the three fiscal years immediately preceding the fiscal year in which his employment terminates), commencing on the earliest date that is permitted under Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation);

•

a pro rata portion of the annual bonus for the year of termination, based upon the Company’s actual achievement of the performance targets for such year as determined under and at the time that such bonus would normally be paid;

•	continued coverage under our active health and welfare plans for the specified severance period and outplacement services for up to two years; and

•

for Mr. Welch and Ms. Blair only, deemed satisfaction of the eligibility requirements of the Company’s retiree welfare benefit plan for purposes of participation therein; and for the other NEOs, participation in the Company’s retiree welfare benefit plan only if, by the end of their specified severance period, they have achieved the necessary age and service credit otherwise necessary to meet the eligibility requirements. In addition, if the Company terminates its retiree welfare benefit plan and, by application of the provisions described in the prior sentence, the NEO would otherwise be entitled to retiree welfare benefits, the Company will establish other coverage for the NEO or the NEO will receive a cash payment equal to the Company’s cost of providing such benefits, in order to assist the NEO in obtaining other retiree welfare benefits.

In addition, while employed by us and for a period of two years after any termination of employment without cause by the Company (other than due to their disability) or for good reason by them and for a period of one year following any other termination of their employment, the NEOs will be subject to certain covenants not to compete with or assist other entities in competing with our business and not to encourage our employees to terminate their employment with us. At all times while employed and thereafter, the NEOs will also be subject to a covenant not to disclose confidential information.

In the event of a change in control, with or without termination of employment:

•	All of the NEOs’ unvested options will vest and become immediately exercisable in accordance with their terms, which would have resulted in the following values as of December 31, 2011:

• Mr. Welch:	$1,763,618
• Mr. Bready	$756,441
• Ms. Blair:	$942,177
• Mr. Jipping:	$931,434
• Mr.Oginsky:	$544,880

•	Any restrictions on stock awards will be deemed to have lapsed, which would have resulted in the following values as of December 31, 2011:

• Mr. Welch:	$3,964,275
• Mr. Bready	$1,783,939
• Ms. Blair:	$987,199
• Mr. Jipping:	$959,427
• Mr.Oginsky:	$565,685

•	All ESRP balances become fully vested (see the Pension Benefits Table).

As part of Mr. Welch’s agreement, we would pay all excise taxes (i.e., excise tax gross-up) and additional income taxes that may arise as a result of the excise tax gross-up in order to provide the same benefit he would receive if no excise tax were due. If Mr. Welch’s employment had been terminated due to a change in control on December 31, 2011, we estimate that there would have been no excise tax due and, consequently, no additional tax reimbursement.

Upon death or disability, a NEO (or his or her estate) receives a pro rata portion of his or her current year target bonus, full and immediate vesting of any unvested stock options and all restrictions on restricted stock are assumed lapsed. All balances under the cash balance and ESRP shift components of the Qualified Plan, and the ESRP balance (vested portion only for disability), are immediately payable. If the NEO has 10 years of service after age 45, then the NEO (and his or her spouse) is eligible for retiree medical benefits.

Upon death, under the traditional and, for Mr. Welch only, the special annuity credit components of the Qualified Plan, the surviving spouse receives an annuity for life equal to 50% of the NEO’s benefit that would have been receivable as a 50% joint and survivor annuity (one of the optional forms of payment under the Qualified Plan). For Mr. Welch only, the death benefit under the MSBP payable to his beneficiary or his estate is 15 years of payments of his accrued benefit.

The benefits to be provided to the NEOs as a result of termination under various scenarios are detailed in the table below. The table assumes that the termination occurred on December 31, 2011 and assumes a stock price of $75.88 per share.

		Termination Scenarios: Value of Potential Payments
		Total Value of Severance, Benefits and Unvested Equity Awards(1)
Name	Voluntary Resignation(2)	Involuntary For Cause(2)	Involuntary Not-for-Cause or Voluntary Good Reason	Change In Control (pre-tax)(3)	Disability	Death (pre-retirement)(4)
Joseph L. Welch(5)	$213,393	$213,393	$5,016,274	$10,744,171	$5,941,290	$3,592,768
Cameron M. Bready	$0	$0	$1,889,744	$4,414,245	$2,586,524	$2,676,725
Linda H. Blair	$0	$0	$2,622,120	$4,551,492	$1,929,372	$1,929,372
Jon E. Jipping	$0	$0	$2,119,234	$4,010,091	$1,890,857	$1,640,977
Daniel J. Oginsky	$0	$0	$1,436,823	$2,547,402	$1,110,578	$1,110,578

(1)	All scenarios include the value of severance and the embedded value of equity accelerated due to the termination. For Mr. Welch and Ms. Blair the value of the Postretirement Medical and Dental plan is additionally included where applicable. For Mr. Bready the incremental increase in value for the ESRP under Change in Control and Death scenarios is included in the termination table. All other accrued pension benefits, outside of value reductions outlined in footnote 4, have been excluded from the table, and can be found in the Pension Benefits Table. Similarly, previously vested equity-based compensation is excluded from the table but can be found in the Outstanding Equity Awards at Fiscal Year-End Table.

(2)	Upon voluntary resignation or involuntary termination for cause, the only benefits are those accrued, but unpaid, prior to that event.

(3)	Change in control values include severance amounts reflecting cutbacks to safe harbor value where this is greater than if an excise tax had been paid. Mr. Bready’s change in control payment has been reduced by $106,069 to avoid an excise tax.

(4)	In the event of termination of employment for death (pre-retirement), Mr. Welch’s spouse receives half the value of the Special Annuity Credit and half the value of the Traditional Component pension plan.

(5)	The vested Special Annuity Credit that Mr. Welch is entitled to receive is included in the pension benefit values upon all terminations of employment as stated in the Pension Benefits Table ($962,523). In all termination scenarios with the exception of death, Mr. Welch does not receive an annuity income stream prior to turning 65 years old.

Director Compensation

The following table provides information concerning the compensation of directors during 2011.

Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Total ($) (h)
Christopher H. Franklin(3)	$28,125	$28,111	$56,236
Edward G. Jepsen	$85,000	$74,946	$159,946
Richard D. McLellan	$75,000	$74,946	$149,946
William J. Museler	$80,000	$74,946	$154,946
Hazel R. O’Leary	$80,000	$74,946	$154,946
M. Michael Rounds(3)	$28,125	$28,111	$56,236
G. Bennett Stewart	$75,000	$74,946	$149,946
Lee C. Stewart	$100,000	$74,946	$174,946
J.C. Watts, Jr.(3)	$28,125	$28,111	$56,236

(1)	Includes annual Board retainer, committee chairmanship retainer, and Board/committee meeting fees earned in 2011 as well as a lead director fee (for Mr. Lee Stewart only).

(2)	Aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. Awards are made quarterly and recorded at fair value at the date of grant. The values for Ms. O’Leary and Messrs. Jepsen, McLellan, Museler, Bennett Stewart and Lee Stewart awards were $74,946 (equivalent to 268 shares at $69.90 per share, 261 shares at $71.77 per share, 242 shares at $77.43 per share and 247 shares at $75.88 per share). The values for Messrs. Franklin, Rounds and Watts were $28,111 (equivalent to 121 shares at $77.43 per share and 247 shares at $75.88 per share). The aggregate number of unvested stock awards outstanding as of December 31, 2011 for each director is as follows: Ms. O’Leary and Messrs. Jepsen, McLellan, Museler, Bennett Stewart and Lee Stewart, 3,932 shares; Messrs. Franklin, Rounds and Watts, 368 shares.

(3)	Messrs. Franklin, Rounds and Watts joined the Board in August 2011. Their cash retainer and stock awards were prorated for the length of service rendered in fiscal year 2011.

Directors who are employees of the Company do not receive separate compensation for their services as a director. All non-employee directors are compensated under the same arrangement. Under our standard non-employee director compensation policy, our non-employee directors are paid an annual cash retainer of $75,000 and an annual equity retainer of restricted stock with a total value of $75,000 under the 2003 Stock Purchase and Option Plan (awarded through quarterly grants valued at $18,750 each). In addition, we pay $10,000 annually to the chair of the Audit and Finance Committee, $5,000 annually to the chairs of the other Board committees and $20,000 annually to our lead director. We do not pay per-meeting fees under the policy. Directors were and will continue to be reimbursed for their out-of-pocket expenses in an accountable expense plan.

The restricted stock grants are made on a quarterly basis and the restricted stock will fully vest upon the earlier of (i) March 31 of the third year following the grant date, (ii) the date the grantee ceases to be a member of the Board for any reason other than due to removal for cause, or (iii) a “change of ownership” (as such term is defined in the 2003 Stock Purchase and Option Plan). If the grantee is removed from the Board for cause prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock. These restricted stock award agreements also provide that the restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our compensation philosophy is designed to align each executive’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to the Company’s long-term success. This approach has been used since the inception of the Company and has been successful in helping us attract, retain and motivate individuals who have helped us achieve superior shareholder returns. Shareholders are encouraged to read the Compensation of Executive Officers and Directors section of this proxy statement, including Compensation Discussion and Analysis.

The Compensation Committee, comprised solely of independent directors, is responsible for our compensation policies and practices and has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to our executive officers without encouraging excessive risk-taking. The Compensation Committee engaged and received advice from an independent, third-party compensation consultant.

In accordance with recent legislation and related rules of the Securities and Exchange Commission, the Company is providing shareholders with an advisory vote on compensation programs for our NEOs (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the annual meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed in Compensation of Executive Officers and Directors, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

This vote is nonbinding. The Board and the Compensation Committee value the opinion of shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of a negative vote.

The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy on this proposal is required to approve the proposal. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION REGARDING EXECUTIVE COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

PROPOSAL 3 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Auditor

Deloitte has acted as our independent registered public accounting firm to audit the financial statements of the Company and its consolidated subsidiaries since the Company’s inception in 2003, and acted as such in 2011. The Audit and Finance Committee has appointed Deloitte to act as the independent registered public accountants to audit our 2012 consolidated financial statements. As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as our independent registered public accounting firm for 2012. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes cast. If the shareholders fail to ratify the appointment of Deloitte, the Audit and Finance Committee would reconsider its appointment. Even if the appointment is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit and Finance Committee determines that such a change would be in our shareholders’ best interests.

Representatives of Deloitte are expected to be present at the 2012 Annual Meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they so desire.

Independent Registered Public Accounting Firm

The following table provides a summary of the aggregate fees incurred for Deloitte’s services in 2011 and 2010:

	2011	2010
Audit fees(1)	$1,442,000	$1,360,748
Audit-related fees(2)	$646,029	$117,380
Tax fees(3)	$95,894	$189,240
All other fees(4)	$4,000	$4,000
Total fees	$2,187,923	$1,671,368

(1)	Audit fees were for professional services rendered for the audit of our consolidated financial statements and internal controls and reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filing engagements. The fees also include amounts for the services provided in connection with our securities offerings.

(2)	Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence support relating to merger and acquisition activity in 2011 and the audit of our employee benefit plans and accounting consultations in both 2011 and 2010.

(3)	Tax fees were professional services for federal and state tax compliance, tax advice and tax planning.

(4)	All other fees were for services other than the services reported above. These services included subscriptions to the Deloitte Accounting Research Tool.

The Audit and Finance Committee of the Board of Directors does not consider the provision of the services described above by Deloitte to be incompatible with the maintenance of Deloitte’s independence.

The Audit and Finance Committee has adopted a pre-approval policy for all audit and non-audit services pursuant to which it pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services. To the extent that we need an engagement for audit and/or non-audit services between Audit and Finance Committee meetings, the Audit and Finance Committee chairman is authorized by the Audit and Finance Committee to approve the required engagement on its behalf.

The Audit and Finance Committee approved all of the services performed by Deloitte in 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFYING THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S 2012 CONSOLIDATED FINANCIAL STATEMENTS.

CERTAIN TRANSACTIONS

Pursuant to its charter, the Nominating/Corporate Governance Committee is charged with monitoring and reviewing issues involving independence and potential conflicts of interest with respect to our directors and executive officers. As required by applicable New York Stock Exchange rules, the Nominating/Corporate Governance Committee also determines whether or not a particular relationship serves the best interest of the Company and its shareholders and whether the relationship should be continued or eliminated. In addition, our Code of Business Conduct and Ethics generally forbids conflicts of interest unless approved by the Board or a designated committee.

Although the Company does not have a written policy with regard to the approval of transactions between the Company and its executive officers and directors, each director and officer must annually submit a form to the General Counsel disclosing his or her conflicts or potential conflicts of interest or certifying that no such conflicts of interest exist. Throughout the year, if any transaction constituting a conflict of interest arises or circumstances otherwise change that would cause a director’s or officer’s annual conflict certification to become incorrect, the director or officer must inform the General Counsel of such circumstances. The Nominating/Corporate Governance Committee reviews existing conflicts as well as potential conflicts of interest and determines whether any further action is necessary, such as recommending to the Board whether a director or officer should be requested to offer his or her resignation. Where the Board makes a determination regarding a potential conflict of interest, a majority of the Board (excluding any interested member or members) shall decide upon an appropriate course of action. Additionally, any director or officer who has a question about whether a conflict exists must bring it to the attention of the Company’s General Counsel or Chairperson of the Nominating/Corporate Governance Committee.

With the approval of the Nominating/Corporate Governance Committee, Clayton Welch, Jennifer Welch, Jessica Uher and Katie Welch (each of whom is a son, daughter or daughter-in-law of Joseph L. Welch, the Company’s chief executive officer) were employed by us as a Senior Engineer, Fleet Manager, Manager of Warehouse and Logistics, and Senior Accountant, respectively, during 2011 and continue to be employed by us. These individuals are employed on an “at will” basis and compensated on the same basis as our other employees of similar function, seniority and responsibility without regard to their relationship with Mr. Welch. These four individuals, none of whom resides with or is supported financially by Mr. Welch, received aggregate salary, bonus and taxable perquisites for services rendered in the above capacities totaling $420,877 during 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and ten percent owners to file reports of holdings and transactions in our stock with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to us, our officers, directors and ten percent owners timely filed all required reports since the beginning of 2011 pursuant to Section 16(a) of the Exchange Act.

By Order of the Board of Directors,

Wendy A. McIntyre
Secretary

Novi, Michigan

April 12, 2012

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 9:00 a.m. Eastern Standard Time, May 23, 2012.
Vote by Internet
• Go to www.investorvote.com/ITC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - -

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - Christopher H. Franklin	☐	☐	02 - Edward G. Jepsen	☐	☐	03 - Richard D. McLellan	☐	☐

04 - William J. Museler	☐	☐	05 - Hazel R. O’Leary	☐	☐	06 - M. Michael Rounds	☐	☐

07 - G. Bennett Stewart, III	☐	☐	08 - Lee C. Stewart	☐	☐	09 - J.C. Watts, Jr.	☐	☐

10 - Joseph L. Welch	☐	☐

B	Company Proposals — The Board of Directors recommends a vote FOR proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain
2.	To approve, by non-binding vote, executive compensation.	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2012.	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporpation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - -

Proxy — ITC Holdings Corp.

Proxy Solicited by Board of Directors

for the Annual Meeting of Shareholders - May 23, 2012

The undersigned hereby appoints Cameron M. Bready or Daniel J. Oginsky, or either of them, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of ITC Holdings Corp., to be held at the Company’s headquarters, 27175 Energy Way, Novi, Michigan on Wednesday, May 23, 2012, at 9:00 a.m., Eastern Daylight Time, and any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 12, 2012 (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 12, 2012 is unable to serve or, for good cause, will not serve. The undersigned ratifies that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominees in Proposal 1 and FOR Proposals 2 and 3.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - -

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - Christopher H. Franklin	☐	☐	02 - Edward G. Jepsen	☐	☐	03 - Richard D. McLellan	☐	☐

04 - William J. Museler	☐	☐	05 - Hazel R. O’Leary	☐	☐	06 - M. Michael Rounds	☐	☐

07 - G. Bennett Stewart, III	☐	☐	08 - Lee C. Stewart	☐	☐	09 - J.C. Watts, Jr.	☐	☐

10 - Joseph L. Welch	☐	☐

B	Company Proposals — The Board of Directors recommends a vote FOR proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain
2.	To approve, by non-binding vote, executive compensation.	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2012.	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

.

Please date and sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - -

Proxy — ITC Holdings Corp.

Proxy Solicited by Board of Directors

for the Annual Meeting of Shareholders - May 23, 2012

The undersigned hereby appoints Cameron M. Bready or Daniel J. Oginsky, or either of them, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of ITC Holdings Corp., to be held at the Company’s headquarters, 27175 Energy Way, Novi, Michigan on Wednesday, May 23, 2012, at 9:00 a.m., Eastern Daylight Time, and any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 12, 2012 (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 12, 2012 is unable to serve or, for good cause, will not serve. The undersigned ratifies that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominees in Proposal 1 and FOR Proposals 2 and 3.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)